As filed with the Securities and Exchange Commission on May 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avantor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3826	82-2758923
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Telephone: (610) 386-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin M. Miller, Esq.

Executive Vice President, General Counsel

Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Telephone: (610) 386-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman, Esq. Ryan Bekkerus, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Patrick O’Brien, Esq. Rachel Phillips, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 (617) 951-7000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	51,750,000	$17.31	$895,792,500	$116,274

(1)	Includes 6,750,000 shares of common stock to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting (Conflicts of Interest).”
(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price shown are based on the average of the high and low prices of the registrant’s common stock on May 14, 2020 as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 18, 2020.

45,000,000 Shares

Avantor, Inc.

Common Stock

The selling stockholders named in this prospectus are offering 45,000,000 shares of our common stock. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “AVTR.” On May 15, 2020, the closing sales price of our common stock as reported on the New York Stock Exchange was $17.86 per share.

The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 6,750,000 shares of common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to any exercise of the underwriters’ option to purchase additional shares.

Investing in shares of our common stock involves significant risks. See “Risk Factors” beginning on page 17 of this prospectus and the risk factors in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds before expenses, to the selling stockholders	$	$

(1)

We have agreed to reimburse the underwriters for certain expenses in connection with the offering. See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

We have agreed to pay certain offering expenses for the selling stockholders incurred in connection with the sale.

The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 6,750,000 shares of common stock.

The underwriters expect to deliver the shares of common stock to purchasers on or about                 , 2020.

Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus is                 , 2020.

We, the selling stockholders and the underwriters (and any of our or their affiliates) have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who obtain this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

MARKET AND INDUSTRY DATA

This prospectus includes or incorporates by reference market and industry data and forecasts that we have derived from independent consultants, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.

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TRADEMARKS, TRADENAMES AND SERVICE MARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business and that appear in this prospectus (or in documents we have incorporated by reference). This prospectus (or in documents we have incorporated by reference) also contains trademarks, service marks, trade names and copyrights of other companies which, to our knowledge, are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus (or in documents we have incorporated by reference) may appear without the ® or ™ symbols, but the absence of such symbols does not indicate the registration status of the trademarks and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to such trademarks and trade names.

GLOSSARY

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Avantor, Inc. and its consolidated subsidiaries. The following are definitions of certain terms as used in this prospectus, unless otherwise noted or indicated by context.

•	“Annual Report ” means the annual report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 14, 2020.

•	“Dollar Term Loan Facility” means the term loan tranche of the Senior Secured Credit Facilities.

•	“Euro Term Loan Facility” means the term loan tranche of the Senior Secured Credit Facilities.

•	“NuSil” means NuSil Technology LLC and its subsidiaries.

•	“Quarterly Report” means the quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed on April 29, 2020.

•	“Revolver” means Avantor Funding’s senior secured revolving credit facility of up to $250.0 million.

•	“Senior Secured Credit Facilities” means the Term Loan Facility and the Revolver.

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“Senior Secured Notes” means the (i) $1.5 billion aggregate principal amount of 6.000% Senior First Lien Notes due 2024 and (ii) €500 million aggregate principal amount of 4.750% Senior First Lien Notes due 2024, in each case, issued by Avantor Funding.

•	“Senior Unsecured Notes” means the $2 billion aggregate principal amount of 9.000% Senior Notes due 2025, issued by Avantor Funding.

•	“Term Loan Facility” means Avantor Funding’s senior secured term loan facility, consisting of the Dollar Term Loan Facility and the Euro Term Loan Facility.

•	“VWR” means VWR Corporation.

•	“VWR Acquisition” means the acquisition of VWR on November 21, 2017.

PRESENTATION OF CERTAIN FINANCIAL MEASURES

This prospectus contains, or incorporates by reference, certain financial measures, including Adjusted EBITDA and Adjusted Net Income, that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA and Adjusted Net Income have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. These non-GAAP financial measures are included in this prospectus because they are key metrics used by management to assess our financial performance. We use these measures to supplement GAAP measures of

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performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We believe such measures are frequently used by analysts, investors and other interested parties to evaluate companies in our industry and are helpful supplemental measures to provide additional insight in evaluating a company’s core operational performance as they exclude costs that do not relate to the underlying operation of their business and include cost savings that are expected to occur.

Adjusted EBITDA and Adjusted Net Income are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or loss as a measure of financial performance or any other performance measures derived in accordance with GAAP, nor should they be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA and Adjusted Net Income are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA and Adjusted Net Income contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and/or amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted Net Income. Our presentation of Adjusted EBITDA and Adjusted Net Income is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

In calculating Adjusted EBITDA and Adjusted Net Income, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Accordingly, you should not view our presentation of these adjustments as a projection that we will achieve these benefits but rather only as an indication of our current expectations.

For definitions of Adjusted EBITDA and Adjusted Net Income and reconciliations to the most directly comparable measure under GAAP, see “Summary—Summary Historical Financial and Other Data.”

ABOUT THIS PROSPECTUS

We, the selling stockholders and the underwriters (and any of our or their affiliates) have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus or in any free writing prospectuses filed with the Securities and Exchange Commission. We, the selling stockholders and the underwriters (and any of our or their affiliates) take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

Certain monetary amounts, percentages and other figures included or incorporated by reference in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference herein from our filings with the Securities and Exchange Commission listed under “Incorporation by Reference.” This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should carefully read the entire prospectus and the information incorporated by reference herein, including any free writing prospectus prepared by us or on our behalf, including the information presented under the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included in this prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the notes thereto in our Annual Report and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report, each of which is incorporated by reference herein, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties.

Company Overview

We are a leading global provider of mission critical products and services to customers in the biopharma, healthcare, education & government, and advanced technologies & applied materials industries. Our comprehensive offerings, which include materials & consumables, equipment & instrumentation and services & specialty procurement, are relied upon by our customers, often on a recurring basis, because they are frequently specified into their research, development and production processes. These processes are commonly organized into “workflows” that define the activities our customers perform each day. We collaborate closely with our customers to enable them to develop new innovative products, lower their development and production costs, improve product or process performance characteristics, and enhance the safety and reliability of the drugs, devices and other products they produce. In addition to relying on our products, many customers depend upon our services. Some of these services are performed by over 1,300 of our associates that are co-located with certain customers, working side-by-side with their scientists every day. Our local presence combined with our global infrastructure enable and promote successful relationships with our customers and connect us to over 225,000 of their locations in over 180 countries. Our mission is to set science in motion to create a better world.

We have global operations and an extensive product portfolio. We strive to enable customer success through innovation, Current Good Manufacturing Practices (“cGMP”) manufacturing and comprehensive service offerings. The depth and breadth of our portfolio provides our customers a comprehensive range of products and services and allows us to create customized and integrated solutions for our customers. Selected offerings sold to our customers in discovery, research, development and production processes include:

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Materials & consumables: Ultra-high purity chemicals and reagents, lab products and supplies, highly specialized formulated silicone materials, customized excipients, customized single-use assemblies, process chromatography resins and columns, analytical sample prep kits and education and microbiology and clinical trial kits. In 2019, 33% of our revenues were from sales of proprietary materials & consumables and 40% of our revenues were from third-party materials & consumables;

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Equipment & instrumentation: Filtration systems, virus inactivation systems, incubators, analytical instruments, evaporators, ultra-low-temperature freezers, biological safety cabinets and critical environment supplies; and

•	Services & specialty procurement: Onsite lab and production, clinical, equipment, procurement and sourcing and biopharmaceutical material scale-up and development services.

We have deep expertise in developing, customizing, manufacturing and supplying products for a wide variety of workflows, allowing us to provide tailored solutions throughout the lifecycle of our customers’

products. In aggregate, we provide approximately six million products, including products we make as well as products from approximately 4,000 core suppliers across the globe. We manufacture products that meet or exceed the demanding requirements of our customers across a number of highly-regulated industries. Our high-purity and ultra-high purity products, such as our J.T.Baker and SeaStar brand chemicals, are trusted by life sciences and electronic materials customers around the world and can be manufactured at purity levels as stringent as one part-per-trillion. Similarly, our NuSil brand of high-purity, customized silicones has been trusted for more than thirty years by leading medical device manufacturers and aerospace companies.

We complement our products with a range of value-added services. Each day, our onsite service associates work side-by-side with our customers to support their workflows. This close proximity to our customers and their workflows allows our associates to develop insights into how to serve them better. In certain cases, customers choose to fully leverage our value-added services and expertise by outsourcing specialized workflows entirely to us, further connecting us to their operations and allowing us to identify new business opportunities. We believe our growing services offering is a competitive advantage that further differentiates us from our competitors, deepens our relationships with current customers and enhances our ability to reach new ones.

We employ a differentiated innovation model that is informed by our embedded relationships with our customers and enables us to anticipate and align our innovation efforts with our customers’ priorities. We engage with our customers early in their product development cycles through our 300-person innovation team to advance our customers’ programs from research and discovery through development and commercialization. At each step of our customers’ workflows, we share our scientific and workflow expertise to help deliver incremental and sustainable improvements to existing customer products and processes. These projects include enhancing product purity and therefore its performance characteristics, improving product packaging and streamlining workflows. Our strategic initiatives include the development of new products in emerging areas of science such as cell and gene therapy. We currently have approximately 1,400 innovation projects with our customers that address process improvements for existing products and potential significant new opportunities for us to support.

We are a strategic partner to a diverse and sophisticated customer base with stringent quality and regulatory demands. Our ability to customize products and processes at scale while meeting these quality and regulatory requirements and the embedded nature of our business model have made us an integral part of our customers’ development programs and broader supply chain. We are incorporated in approximately 785 of our customers’ master access files (“MAF”) and drug master files (“DMF”) that are registered with regulatory authorities around the world. Additionally, we are able to meet the exacting quality and regulatory requirements of our advanced technologies & applied materials customers, including semiconductor manufacturers, by providing materials at purity levels as stringent as one part-per-trillion. We have developed long-standing relationships with a global customer base, and generated approximately 36% of our net sales for the year ended December 31, 2019 from customers with whom we have 15+ year relationships. In total, in 2019 we believe we served established leaders and emerging innovators across each of the industries we serve:

The combination of our innovation centers and manufacturing facilities empowers us to support our customers from the earliest stages of their product innovation to commercial manufacturing, and provides us multiple opportunities to serve as a critical partner to them. Our eleven regional innovation centers located in seven different countries (including five currently operating in the Asia, Middle East and Africa (“AMEA”) region), allow us to efficiently support the product development needs of our diverse customer base. In addition, we have 28 manufacturing facilities, 13 of which are cGMP compliant and 12 of which are regulated by the U.S. Food and Drug Administration (“FDA”) or comparable foreign regulatory authorities. Led by our globally recognized VWR brand, we have approximately 150 sales and distribution centers strategically located to promote supply chain efficiency, enabling us to deliver orders virtually anywhere in the world, often within 24 to 48 hours. We employ approximately 3,600 sales and sales support professionals around the world who are focused on serving our customers through a local presence. Our professionals’ comprehensive industry-specific knowledge is supplemented by our leading online customer platform which affords current and potential customers a rich, informative and customized user experience and allows us to better address a global customer base. Many customers choose to directly integrate their ordering activity with our online platform. We have over 2,700 integrated connections with our customers and over 1,300 integrated connections with our suppliers to simplify and expedite their transactions with us. In 2019, approximately 51% of our revenues came from our digital channels.

In 2019, we recorded net sales of $6,040.3 million, net income of $37.8 million, Adjusted EBITDA of $1,031.2 million and Adjusted Net Income of $373.6 million. Approximately 85% of our net sales were from offerings which we consider to be recurring in nature. In addition, for the three months ended March 31, 2020, we have recorded net sales of $1,519.0 million, net income of $47.0 million, Adjusted EBITDA of $262.8 million and Adjusted Net Income of $111.9 million. For the definition of Adjusted EBITDA and Adjusted Net Income and reconciliations of these measures from net income or loss, please see “—Summary Historical Financial and Other Data.”

Our Competitive Strengths

Our customer-centric business model, combined with our deep understanding of our customers’ workflows, allows us to differentiate ourselves in the marketplace and is at the core of our competitive advantage. We believe the following competitive strengths provide the foundation for our position as the partner of choice for mission critical products and services to our customers:

Trusted Partner With Deep Customer Relationships. Our end-to-end integrated workflow platform and our ability to partner at every stage of research, development and commercialization have led to deep, embedded customer relationships. Over 1,300 of our associates are co-located with certain customers, working side-by-side with their scientists every day. We have collaborated with and supported many of our strategic global accounts for decades, and approximately 36% of our net sales for the year ended December 31, 2019 was generated by customers with whom we have maintained relationships for over 15 years. Regardless of company size or development stage, our customers seek a partner with innovative and comprehensive product offerings, superior quality, advanced manufacturing and skilled technical services to support all of their research, development and commercialization needs. Based on our expertise and experience in these areas, we believe we are a critical partner for our customers.

Customized Offerings to Address Our Customers’ Evolving Needs. We work closely with our customers to provide highly customized formulations across a variety of workflows. Our customization capabilities span the entire spectrum of core customer requirements, including purity, composition, blending, kitting, form factor, packaging, lot size and specialized certifications. Our ability to rapidly customize and innovate has led to significant adoption of our products as we and our customers seek to improve productivity and establish new processes. Our highly specialized and customized development, manufacturing and servicing capabilities also allow us to continue to pursue customized solutions in emerging and innovative therapeutic areas such as cell and gene therapies.

Depth And Breadth of Product and Service Offerings. Our comprehensive portfolio of materials & consumables, equipment & instrumentation and services & specialty procurement enables us to serve some of the most demanding and challenging areas of science. We offer more than six million distinct products that are often required by our customers in many of their most important processes. Our portfolio includes products valued for their exacting purity and performance specifications, some of which we manufacture to purity levels as stringent as one part-per-trillion. In addition, we offer our customers comprehensive value-added services and innovative services needed in the laboratory. We are dedicated to bringing new digital insights and capabilities to our customers as we collaborate to cultivate the “lab of the future”—a lab capable of generating and digesting vast amounts of data with IoT devices.

Quality and Regulatory Expertise Drives Customer Loyalty. We serve industries that are subject to rigorous quality, performance and reliability regulations. Our customers rely on us to navigate these requirements while also facilitating their innovation and manufacturing efforts. We have submitted and maintain approximately 785 MAFs and DMFs with the FDA and comparable local regulatory authorities in nine countries, which simplifies our customers’ medical product approval processes by allowing them to reference our products as part of their own applications. Our 13 cGMP facilities and 19 ISO-certified distribution facilities create a manufacturing and distribution network that is designed to meet stringent quality and regulatory requirements. Our quality expertise is highly valued, including in semiconductor manufacturing, where customer demands for precision frequently exceed those in pharmaceuticals, biologics and medical devices. Our manufacturing expertise allows us to utilize the same manufacturing line for all stages of development and commercialization thus reducing customer regulatory burdens as their products progress from the laboratory to full scale production. This differentiated approach allows our customers to bring their products to market faster and more efficiently, and allows us to typically maintain our position over the life of the product given the regulatory requirements, as well as the costs and risks involved in substituting our products.

Customer-Centric Innovation Framework. We employ a differentiated innovation model that is informed by our embedded relationships with our customers and enables us to anticipate and align our innovation efforts with our customers’ priorities. We take a portfolio approach to our activities and focus on both incremental and breakthrough innovation. We will continue to serve the most successful established and emerging companies through:

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Proprietary Product Innovations. We engage with our customers throughout their product lifecycles, including during initial discovery and development activities, to create materials and solutions that meet stringent specifications. We currently have approximately 1,400 innovation projects with our customers that address process improvements for existing products and potential significant new opportunities for us to support.

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Third-Party Product Innovations. We are an important channel for thousands of specialized manufacturers of complex and sophisticated scientific products. Because we are already embedded in key customer workflows and are widely trusted among a broad collection of emerging and established suppliers, we are able to accelerate market acceptance and growth of promising third-party innovations.

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Data and Research Analytics. We are actively engaged in developing advanced, innovative data integration and analytical solutions to support the vast amounts of data being generated by our customers. By relying on our data capabilities and insights, we will allow our customers to continue to focus on their core competencies while also participating in the benefits derived from analyzing and utilizing data.

Global Scale, Strategic Locations and Specialized Infrastructure. We are strategically located close to our global customers to drive supply chain efficiency, minimize customer lead times and navigate a complex network of regulatory requirements. Our global footprint consists of over 200 facilities located in over 30 countries and allows us to deliver our extensive portfolio of products and services to customers nearly anywhere in the world and generally within 24 to 48 hours. We have the expertise and government licenses to manage multiple controlled environments globally, enabling us to safely and in a compliant manner handle highly regulated chemicals and other materials.

Attractive Financial Profile and Scalable Operating Platform. We believe we have an attractive business model due to our scale, resilient and recurring revenue base, demonstrated operating leverage, and strong cash flow generation. The cost of our products is often a small percentage of the overall cost of our customers’ workflow, resulting in a resilient business profile. Additionally, for the year ended December 31, 2019, approximately 85% of our sales were from our materials & consumables and services & specialty procurement offerings which we consider to be recurring. By employing the Avantor Business System (“ABS”), a disciplined approach to continuously unlocking operational efficiencies, we have a demonstrated track record of improving profitability and driving cash flow generation. Our platform is further enhanced by a disciplined approach to M&A that, prior to the VWR Acquisition, historically contributed incremental revenue growth to VWR of approximately 1% to 2% per year by targeting businesses that enhance our workflow solutions, increase our technical capabilities and extend our global reach.

World-Class Leadership with Proven Ability to Execute at Scale. Our 12-member senior executive team has extensive experience within the life sciences and advanced technologies & applied materials industries globally, and possesses a wide network of industry relationships. Our management team has a proven track record of delivering stable revenue growth, executing on investment plans, achieving margin expansion and driving continuous improvement of global enterprises. Our management team is supported by approximately 12,000 associates around the world who have extensive scientific and commercial experience and enable us to provide our customers with tailored expertise and service.

Our Growth Strategies

We intend to capitalize on our world-class platform and distinctive competitive strengths as we pursue the following growth strategies:

Increase Integration of Our Products and Services Into Customers’ Workflows. Our extensive and long-term relationships with our customers and our embedded position in their workflows provide us with unique insights into their activities and understanding of additional products and services that we could offer to them. We translate these insights and understanding, together with our focus on workflows, into a convenient one-stop solution for our customers resulting in a growing volume of business.

Develop New Products and Services. We are continuously expanding our portfolio to provide our customers with additional solutions and further expand our addressable markets. Specifically, we are focusing our efforts to expand our portfolio in:

•	Bioproduction. We are broadening our range of process ingredients, serums, reagents, excipients, chromatography resins and single-use assemblies for use in the fast-growing bioproduction sector.

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Custom Manufactured Products. We are continuing to partner with our customers to create materials and solutions that meet the unique and stringent specifications for their current and future products. We currently have approximately 1,400 customer-directed projects in development at our innovation centers located around the world.

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New Products in High Growth Areas. We are working closely with our sales force and our customers’ R&D teams to understand emerging technologies and regulatory and industry standards that will become critical workflows in high growth industries. This close coordination with customers allows us to make targeted investments in the development of innovative products and solutions, bringing new products and services to market rapidly.

•	Service Offerings. We are expanding upon our traditional services, such as specialty procurement, to offer additional innovative, flexible and customized solutions to our global strategic customers.

We will continue to expand the scope of our service offerings and increase the complexity, precision and value of our offerings.

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Digital Capabilities. As the volume, velocity and variety of data generated by our customers continue to expand, the ability to organize and analyze this data for actionable insight has become increasingly critical to our customers. Based on the insights we gain as strategic partners, we are building a broad suite of technology-enabled offerings tailored to our customers’ objectives to increase productivity and effectiveness of their research and manufacturing workflows.

Expand in Geographies Expected to Have Outsized Growth. We are focused on expanding our geographic reach and believe certain emerging economies, including China, Southeast Asia and Eastern Europe, offer a strong opportunity for growth. Local demand for our products and solutions in these regions is being driven by increasingly stringent quality and regulatory requirements, the expansion of our customers’ presence, an inadequate local supplier base and a significant increase in local government investment to support innovation in the industries we serve. We have invested in targeted geographies and intend to capitalize on our local presence and ability to attract new customers and follow existing ones into new geographies.

Continually Enhance Our Global Online Platform. We are continually improving and expanding our multi-lingual online sales platform in order to deliver our complete portfolio of offerings across all workflows. We will focus on enhancing our online platform in order to improve search engine effectiveness, simplify and personalize the user experience though enhancements to our vwr.com website and capture greater wallet share at existing customers and business from new customers. Using advanced analytics, we have also developed digital tools and marketing programs to increase the utility and stickiness of our platform, improve order conversion rates and share better insights with our customers regarding their needs and purchasing behaviors.

Increase Commercial Excellence and Operational Efficiency to Drive Margin Expansion. Operational discipline has been a core business focus at Avantor and VWR historically and continues to be our priority across manufacturing, sales and operational processes. The ABS is fundamental to our operational growth strategy to drive continuous improvement by improving efficiency throughout our supply chain and increasing our overall productivity. This approach will continue to be a key component in our margin expansion plans going forward and will help drive profitability and cash generation.

Pursue Strategic Acquisitions to Expand our Platform. We have a strong track record of successfully identifying, completing and integrating strategic acquisitions. Our broad platform, global infrastructure and diversified customer base allow us to generate growth and operating leverage through such acquisitions. We intend to continue to pursue opportunistic acquisitions in our existing and adjacent customer segments to accelerate our entry into high-growth markets and geographies as well as add capabilities and workflow solutions.

Industry Overview

We operate primarily in the biopharma, healthcare, education & government and advanced technologies & applied materials industries. We estimate our total addressable market within these industries to be approximately $70 billion in the aggregate in 2018. We expect the total addressable market we serve will grow approximately 5% annually from 2018 to 2020. Our customers are sophisticated, science-driven businesses working across highly technical industries that require innovation and adherence to the most demanding technical and regulatory requirements.

The following are some of the market forces affecting our customers and driving growth within our industries:

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Favorable Demographic and Epidemiologic Trends. Healthcare demand is increasing rapidly across most of the world, driven principally by aging populations, an increased prevalence of chronic diseases and improved access to healthcare.

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Strong Funding and Externalization of Drug Discovery. Research and development (“R&D”) activities are accelerating with approximately $200 billion of investment in life sciences being deployed each year by a variety of sources as of 2018, including governments, startups and large pharmaceutical companies. We have seen an increasing trend in R&D outsourcing among both small and large pharmaceutical companies, who are focused on driving efficiencies in their processes and aim to focus on their key strengths and value generating activities.

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Proliferation of R&D and Development of New Therapeutic Modalities. The rapid, accelerating pace of scientific innovation in the industries we serve is propelling heightened investment in complex and novel research, including new biologic and therapeutic modalities.

•

Emergence of Biosimilars. Biosimilars are rapidly emerging alongside small and large molecule drugs. Based on our evaluation of third-party data, we estimate biosimilar sales will exceed $25 billion by 2020.

•

Digital Transformation of Science. The rapid adoption of technologies such as big data and analytics and cloud based solutions represents a meaningful opportunity to automate and optimize mission critical operations and drive competitive differentiation.

•

Positive Research and Development Trends in Advanced Technologies & Applied Materials. Continued demand for Internet of Things (“IoT”) devices and groundbreaking technological advancements, including artificial intelligence and autonomous cars, are driving demand for improved chip designs that often have smaller feature sizes. These new chips will increase the need for ultra-high purity materials, in higher volumes, that are used in the semiconductor manufacturing processes. In addition, the aerospace & defense industry continues to utilize new technologies and features, which has driven increased spending in this industry.

The following is a summary of the industries we serve:

•

Biopharma. Our offerings are used by biopharmaceutical companies, biotechnology companies, biosimilar companies, generic drug companies and contract manufacturing organizations (“CMOs”) of all sizes to specifically address their development and manufacturing needs during each phase of a drug’s lifecycle, from research and development to commercialization. We are well-positioned to support the emerging needs of science, providing solutions for both traditional small molecule sectors and the growing, more complex large molecule sector. We estimate that our addressable portion of the biopharma industry for 2018 was approximately $30 billion and will grow approximately 7% from 2018 to 2020.

•

Healthcare. Healthcare consists of medical implants, drug delivery devices, non-implantable devices (the “medical device industry”) and diagnostic tools and consumables (the “diagnostics industry”). Our offerings include high-purity silicones used in the manufacture of medical implantable devices, including aesthetic and reconstructive implants, pacemakers and cochlear implants. Our high-purity silicones are also frequently specified into non-implantable medical devices, such as medical-grade tubing, balloons and bladders. Also, we provide medical-grade silicones expertise to customize sustained drug-release devices for our pharmaceutical and biologics customers. We estimate that our addressable portion of the healthcare industry for 2018 was approximately $9 billion and will grow approximately 5% from 2018 to 2020.

•

Education & Government. The education & government industry consists of government sponsored research across multiple areas of discovery, including basic and applied science. Our offerings are used by academic institutions and government sponsored organizations to address their needs for continued education and testing and research activities that includes areas such as agriculture and environmental. We estimate that our addressable portion of the education & government industry for 2018 was approximately $15 billion and will grow approximately 3% from 2018 to 2020.

•

Advanced Technologies & Applied Materials. We have a comprehensive product line of solutions and high-purity acids and solvents used in the manufacture of semiconductors and other high precision electronic applications. We also offer an extensive line of specialty space-grade silicone materials to the aerospace & defense industry. These highly customized materials are used in extreme environments, and include adhesives, sealants, coatings and other inputs for various aircraft, satellite and space applications. We estimate that our addressable portion of the advanced technologies & applied materials industry for 2018 was approximately $15 billion and will grow approximately 4% from 2018 to 2020.

Risks Related to Our Business and Our Industry, Regulation and Our Offering

Investing in our common stock involves substantial risk, and our ability to successfully operate our business is subject to numerous risks. Some of the more significant challenges and risks related to our business include the following:

•	the impact of the COVID-19 pandemic on our business, operating results, cash flows and/or financial condition;

•	our ability to implement our growth strategy, both domestically and internationally, while maintaining our commercial operations and administrative activities;

•	our ability to anticipate and respond to changing industry trends;

•	our ability to continue to successfully value and integrate acquired businesses;

•	our products’ satisfaction of applicable quality criteria, specifications and performance standards; and

•	our leverage, our ability to incur more debt and access additional capital, and our ability to generate cash to service our indebtedness and to fund our other liquidity needs.

Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock.

Corporate History and Information

Our 115 year legacy began in 1904 with the founding of the J.T. Baker Chemical Company. In 2010, Avantor was acquired by affiliates of New Mountain Capital, LLC (“New Mountain Capital”), our sponsor, from Covidien plc. Since then, we have expanded through a series of large acquisitions across the globe. In 2016, we acquired NuSil, a leading supplier of high-purity silicone products for the medical device industry that was founded in 1985. In 2017, we also acquired VWR, a global manufacturer and distributor of laboratory and production products and services founded in 1852 that now represents the primary ordering platform for our customers. Avantor, Inc. was incorporated in Delaware in May 2017 in anticipation of the VWR Acquisition.

Our principal executive offices are located at the Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087 and our telephone number is (610) 386-1700. Our website is www.avantorsciences.com. Information contained on our website or that can be accessed through our website is not part of, and is not incorporated by reference in, this prospectus.

Recent Developments

In December 2019, a novel coronavirus disease (COVID-19) was reported and in January 2020, the World Health Organization (“WHO”) declared COVID-19 a Public Health Emergency of International Concern. On February 28, 2020, the WHO raised its assessment of the COVID-19 threat from high to very high at a global level due to the continued increase in the number of cases and affected countries, and on March 11, 2020, the WHO characterized COVID-19 as a pandemic.

For a discussion of the impact the COVID-19 pandemic had on our business during the three months ended March 31, 2020, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report, which is incorporated by reference herein. We experienced a modest impact from the pandemic during the first quarter of 2020. Following quarter end, we experienced low single-digit declines on our business in April of 2020, representing a modest net negative impact of the pandemic during this period. Such declines are primarily attributable to academic lab closures, curtailment of elective procedures and lower demand in the industrial portion of the advanced technologies and applied materials end market. In addition, we also experienced modest positive impacts on our business from continued strength in the biopharma industry, as well as demand for personal protective equipment and COVID-19-specific solutions. For a discussion of risks related to the COVID-19 pandemic, see “Risk Factors—The scale and scope of the recent COVID-19 outbreak and resulting pandemic is unknown and is expected to adversely impact our business at least for the near term. The overall impact on our business, operating results, cash flows and/or financial condition could be material.”

The Offering

Common stock offered by the selling stockholders	45,000,000 shares.

Option to purchase additional shares of common stock	The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to 6,750,000 additional shares of common stock from the selling stockholders.

Common stock outstanding	574,885,011 shares (as of March 31, 2020).

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders named in this prospectus. While we have agreed to pay certain offering expenses for the selling stockholders incurred in connection with the sale, the selling stockholders will bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus. See “Use of Proceeds” and “Principal and Selling Stockholders.”

Dividend policy	We do not currently anticipate paying any dividends on our common stock. We expect to retain all future earnings for use in the operation and expansion of our business. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on various factors. Our ability to pay dividends on common stock may be restricted by the documents governing our and our subsidiaries’ existing and future outstanding indebtedness. No dividends may be declared or paid on our common stock unless accumulated and unpaid dividends on our 6.250% Series A mandatory convertible preferred stock (the “Mandatory Convertible Preferred Stock”) have been declared and paid, or set aside for payment, on all outstanding shares of the Mandatory Convertible Preferred Stock for all preceding dividend periods. See “Dividend Policy.”

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Conflicts of interest	Certain affiliates of Goldman Sachs & Co. LLC (i) are selling stockholders in this offering and will receive approximately $ (or %) of the net proceeds, (ii) currently own 72,605,349 shares of our common stock and (iii) currently have one director appointee on our Board, as well as other rights. Therefore, Goldman Sachs & Co. LLC is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being conducted in accordance with Rule 5121.

Certain of the affiliates of Goldman Sachs & Co. LLC that hold our common stock are funds whose limited partners are current and former employees of Goldman Sachs & Co. LLC; these current employees include individuals who are providing services on behalf of Goldman Sachs & Co. LLC in connection with this offering. See “Certain Relationships and Related Party Transactions” and “Underwriting (Conflicts of Interest).”

NYSE ticker symbol	“AVTR.”

Unless otherwise indicated or the context otherwise requires, all information in this prospectus reflects and assumes no exercise by the underwriters’ option to purchase up to 6,750,000 additional shares of our common stock.

Additionally, the number of shares of our common stock is based on 574,885,011 shares of our common stock outstanding as of March 31, 2020 and does not reflect:

•

(i) 7,963,445 shares of common stock that may be issued upon the exercise of outstanding options at an average weighted exercise price of $16.26 and (ii) 11,088,951 shares of common stock that may be issued pursuant to future awards, in each case, under our 2019 Equity Incentive Plan (as defined below);

•	10,945,098 shares of common stock that may be issued upon the exercise of outstanding options at an average weighted exercise price of $23.21 issued under the Vail Plan (as defined below);

•	6,063,117 shares of common stock that may be issued upon the exercise of outstanding options at an average weighted exercise price of $4.48 issued under the Legacy Avantor Plan (as defined below);

•	6,204,819 shares of common stock that may be issued upon the vesting of restricted stock units and performance stock units issued under the 2019 Equity Incentive Plan and/or the Legacy Avantor Plan;

•	2,000,000 shares of common stock that may be issued pursuant to our employee stock purchase plan (the “ESPP”); and

•

up to 73,927,980 shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock, subject to anti-dilution, make-whole and other adjustments or any shares of our common stock that may be issued in payment of a dividend, fundamental change dividend make-whole amount or accumulated dividend amount.

Summary Historical Financial and Other Data

The following tables set forth our summary historical consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2018 and December 31, 2019 and for the years ended December 31, 2017, December 31, 2018 and December 31, 2019 is derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2017, is derived from our audited consolidated financial statements and related notes thereto not included in this prospectus. The summary historical condensed consolidated financial data as of March 31, 2020 and for the three months ended March 31, 2019 and 2020 is derived from our unaudited condensed consolidated financial statements and related notes thereto incorporated by reference in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all normal recurring adjustments necessary for the fair presentation of our consolidated results for these periods. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period.

In accordance with GAAP, we have included the financial results of VWR since the VWR Acquisition on November 21, 2017. For more information about this basis of presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to the audited annual financial statements in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to the unaudited condensed consolidated financial statements in our Quarterly Report, each of which is incorporated by reference in this prospectus.

You should read the information contained in this table in conjunction with “Capitalization” included in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes thereto in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report, each of which is incorporated by reference in this prospectus.

	Year ended December 31,			Three months ended March 31,
(in millions, except per share data)	2017	2018	2019	2019	2020
Statement of operations data
Net sales	$1,247.4	$5,864.3	$6,040.3	1,480.1	$1,519.0
Cost of sales	814.6	4,044.5	4,119.6	1,004.9	1,017.1

Gross profit	432.8	1,819.8	1,920.7	475.2	501.9
Selling, general and administrative expenses	449.7	1,405.3	1,368.9	337.6	343.5
Fees to New Mountain Capital	193.5	1.0	—	—	—

Operating (loss) income	(210.4)	413.5	551.8	137.6	158.4
Interest expense	(200.9)	(523.8)	(440.0)	(128.6)	(94.5)
Loss on extinguishment of debt	(56.4)	—	(73.7)	—	—
Other income (expense), net	7.5	(3.5)	2.5	(5.1)	0.8

(Loss) income before income taxes	(460.2)	(113.8)	40.6	3.9	64.7
Income tax benefit (expense)	314.9	26.9	(2.8)	(10.1)	(17.7)

Net (loss) income	(145.3)	(86.9)	37.8	(6.2)	47.0
Net loss attributable to noncontrolling interests	(32.6)	—	—	—	—

Net (loss) income attributable to Avantor, Inc.	(112.7)	(86.9)	37.8	(6.2)	47.0
Accumulation of yield on preferred stock	(27.8)	(269.5)	(152.5)	(71.8)	(16.1)
Adjustment of preferred stock to redemption value	(274.4)	—	(220.4)	—	—

Net loss available to common stockholders of Avantor, Inc.	$(414.9)	$(356.4)	$(335.1)	$(78.0)	$30.9

(Loss) earnings per share information:
(Loss) earnings per share, basic and diluted	$(2.75)	$(2.69)	$(0.84)	(0.59)	0.05
Weighted average shares outstanding, basic	151.1	132.7	401.2	132.8	573.7
Weighted average shares outstanding, diluted	151.1	132.7	401.2	132.8	581.3

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2018	2019	2019	2020
Balance sheet data (as of period end)
Cash and cash equivalents	$185.4	$184.7	$186.7		$346.3
Total assets	10,446.5	9,911.6	9,773.3		9,786.2
Total long-term debt, including current portion	7,117.8	6,924.7	5,116.5		5,054.7
Total liabilities	9,476.9	9,104.0	7,311.1		7,346.1
Total redeemable equity	3,589.8	3,859.3	—		—
Total stockholders’ (deficit) equity	(2,620.2)	(3,051.7)	2,462.2		2,440.1

Cash flow data
Net cash (used in) provided by operating activities	$(167.5)	$200.5	$354.0	$75.0	$253.1
Net cash used in investing activities	(6,676.0)	(23.2)	(42.1)	(7.9)	(11.9)
Net cash provided by (used in) financing activities	6,965.0	(170.3)	(307.8)	(106.1)	(73.1)

Other data
Adjusted EBITDA(1)	$289.5	$945.3	$1,031.2	$248.0	$262.8
Adjusted Net Income(1)	67.4	232.9	373.6	68.2	111.9

(1)

We define Adjusted EBITDA as net income or loss exclusive of interest expense, income tax expense, depreciation, amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period as discussed further below. We believe Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and is a helpful supplemental measure to provide additional insight in evaluating a company’s core operational performance as it excludes costs that do not relate to the underlying operation of their business. Adjusted EBITDA as presented herein does not include adjustments for the run-rate effect of synergies, which is included in calculating Adjusted Net Leverage, a metric that is incorporated by reference into this prospectus. We believe that the actions we have taken in respect of the global value capture program as of March 31, 2020 would generate an additional $20.3 million of projected annualized cost synergies (above and beyond what is already included in our historical results).

We define Adjusted Net Income as net income or loss exclusive of amortization as further adjusted to eliminate the impact of certain costs related to the IPO, our reorganization and other items that we do not consider in our evaluation of our ongoing operating performance from period to period as discussed further below. We believe Adjusted Net Income is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods inclusive of interest and depreciation.

Adjusted EBITDA and Adjusted Net Income are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or loss as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, Adjusted EBITDA and Adjusted Net Income are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA and Adjusted Net Income contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA and Adjusted Net Income. Our presentation of Adjusted EBITDA and Adjusted Net Income is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table sets forth a reconciliation of net income or loss, the most directly comparable GAAP performance measure, to Adjusted EBITDA and Adjusted Net Income, using data derived from our consolidated financial statements, in each case for the periods indicated:

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2018	2019	2019	2020
Net (loss) income	$(145.3)	$(86.9)	$37.8	$(6.2)	$47.0
Amortization(a)	65.2	321.3	312.3	78.6	77.4

Net foreign currency loss from financing activities(b)	5.5	6.5	1.9	6.2	1.6
Gain on derivative instruments(c)	(9.6)	—	—	—	—
Other stock-based compensation expense (benefit)(d)	26.6	(0.7)	36.8	—	(1.1)
Loss on extinguishment of debt(e)	56.4	—	73.7	—	—
Restructuring and severance charges(f)	29.6	81.2	24.3	5.5	1.2
Purchase accounting adjustments(g)	41.8	(1.0)	(10.7)	—	—
Transaction fees to New Mountain Capital(h)	192.5	—	—	(0.8)	—
VWR transaction, integration and planning expenses(i)	73.7	36.2	22.5	6.3	3.6
Adjustment for U.S. tax reform(j)	(126.7)	(27.3)	—	—	—
Other(k)	33.1	8.5	3.2	—	1.8

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2018	2019	2019	2020
Income tax benefit applicable to pretax adjustments(1)	(175.4)	(104.9)	(128.2)	(21.4)	(19.6)

Adjusted Net Income	67.4	232.9	373.6	68.2	111.9
Interest expense(a)	200.9	523.8	440.0	128.6	94.5
Depreciation(a)	34.0	83.3	86.6	19.7	19.1
Income tax (benefit) provision applicable to Adjusted Net Income(m)	(12.8)	105.3	131.0	31.5	37.3

Adjusted EBITDA	$289.5	$945.3	$1,031.2	$248.0	$262.8

(a)	Represents amounts as determined under GAAP.
(b)

Represents remeasurement of various foreign-denominated borrowings into functional currencies. Our U.S. subsidiaries carry a significant amount of euro-denominated debt, and many of our subsidiaries borrow and lend with each other in foreign currencies. Through July 11, 2019, the foreign currency losses were primarily caused by unhedged intercompany loans receivable ranging from €190 million and €795 million.

On July 11, 2019, we completed an intercompany recapitalization that is intended to mitigate substantially all of our net euro financing exposure in future periods. We still expect to record gains and losses related to intercompany borrowings denominated in other currencies. Historically, the remeasurement of borrowings denominated in currencies other than the euro has not been material.

(c)	Represents the realized gain on foreign currency forward contracts used to partially hedge pre-acquisition changes in the value of VWR’s euro-denominated loans.
(d)

Represents expenses primarily related to remeasuring stand alone appreciation rights at fair value on a recurring basis, the vesting of performance stock options with the completion of our IPO and the modification of stock-based awards caused by the legal entity restructuring in November 2017.

(e)

Represents the write-off of unamortized deferred financing fees and, additionally in 2017, a $9.6 million payment of a call premium, each incurred as a result of refinancing our outstanding indebtedness or making significant prepayments on our term loans, and which were otherwise classified as interest expense in our prior presentation of Adjusted EBITDA. As a result of a loss on extinguishment of debt of $73.7 million in 2019, we determined it was appropriate to include this as an addition to Adjusted Net Income, and also to include the related 35% tax effect in the income tax benefit applicable to pretax adjustments. While Adjusted Net Income was impacted by this reclassification of adjustments, there was no change to the amount of 2017 Adjusted EBITDA.

(f)	The following table presents restructuring and severance charges by plan:

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2018	2019	2019	2020
2017 restructuring	$17.5	$78.3	$23.0	$5.1	$1.2
Other	12.1	2.9	1.3	0.4	—

Total	$29.6	$81.2	$24.3	$5.5	$1.2

Other includes three smaller plans for VWR, NuSil and legacy Avantor and other non-plan initiatives.

(g)

Represents reversals of the short-term impact of purchase accounting adjustments on earnings. The most significant adjustment in 2017 was an increase to cost of sales that resulted from valuing VWR’s inventory at fair value in purchase accounting. The most significant adjustment in 2019 was a normalization of expense for prepaid customer rebates that were derecognized in purchase accounting.

(h)

Represents transaction fees paid to New Mountain Capital. Pursuant to the terms of their advisory agreement with us, in 2017 New Mountain Capital earned a fee equal to 2% of the value of a debt refinancing and the VWR Acquisition. See “Certain Relationships and Related Party Transactions.”

(i)	Represents direct expenses incurred to consummate the VWR Acquisition and other expenses incurred related to the planning and integration of VWR.
(j)

Represents the accounting effects of tax reform legislation enacted in the United States. In 2017, we recognized a provisional one-time income tax benefit of $126.7 million, consisting of a $285.5 million benefit caused by the remeasurement of our deferred tax assets and liabilities at the new corporate tax rate, offset in part by a $158.8 million expense caused by the one-time transition tax on our accumulated foreign undistributed earnings and profits. In 2018, we finalized our provisional accounting for U.S. tax reform, which included interpreting new transition tax regulations issued in 2018. In connection with finalizing our provisional accounting, we recognized a further income tax benefit of $27.3 million, consisting of a $48.8 million benefit related to the one-time transition tax, offset in part by an expense of $21.5 million related to deferred tax remeasurement. During the preparation of our third quarter 2019 results, we concluded that it was more appropriate to remove the impact of these one-time benefits from U.S. tax reform in the calculation of Adjusted Net Income, and reclassify such impact as an increase to the income tax benefit provision applicable to Adjusted Net Income. As a result, Adjusted Net Income for 2017 and 2018 was reduced by $126.7 million (offset by adjustments for debt extinguishment net of the related tax effect) and $27.3 million, respectively, but there were no changes to the amounts of 2017 and 2018 Adjusted EBITDA.

(k)	The following table presents the components of other:

	Year ended December 31,			Three months ended March 31,
(in millions)	2017	2018	2019	2019	2020
Unconsummated equity offering	$19.9	$—	$—	$—	$—
NuSil-related integration expenses	5.1	—	—	—	—
Executive departures	—	4.5	—	—	—
Impairment charges	5.0	2.9	—	—	—
Debt refinancing fees	3.1	—	—	—	—
Other transaction expenses	—	1.1	3.2	—	1.8

Total	$33.1	$8.5	$3.2	$—	$1.8

(l)

Represents the income tax benefit associated with the reconciling items between net income or loss and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% and 35%, depending upon the applicable jurisdictions of each adjustment.

(m)	Represents the difference between income tax expense or benefit as determined under GAAP and the income tax benefit applicable to pretax adjustments.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this prospectus or incorporated by reference herein, including the risks and uncertainties discussed under the section “Summary—Summary Historical Financial and Other Data” included in this prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the notes thereto in our Annual Report and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report, each of which is incorporated by reference herein, before investing in our common stock. The scale and scope of the COVID-19 pandemic may heighten the potential adverse effects on our business, operating results, cash flows and/or financial condition described in the risk factors contained in our Annual Report and Quarterly Report. If any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

The scale and scope of the recent COVID-19 outbreak and resulting pandemic is unknown and is expected to adversely impact our business at least for the near term. The overall impact on our business, operating results, cash flows and/or financial condition could be material.

In December 2019, a novel coronavirus disease was reported and in January 2020, the WHO declared COVID-19 a Public Health Emergency of International Concern. On February 28, 2020, the WHO raised its assessment of the COVID-19 threat from high to very high at a global level due to the continued increase in the number of cases and affected countries, and on March 11, 2020, the WHO characterized COVID-19 as a pandemic.

The COVID-19 pandemic has adversely affected global economies, financial markets and the overall environment in which we do business, and the extent to which it may impact our future results of operations and overall financial performance remains uncertain. For a discussion of the impact the COVID-19 pandemic had on our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report, which is incorporated by reference herein. In addition, the scale and scope of the COVID-19 pandemic may heighten the potential adverse effects on our business, operating results, cash flows and/or financial condition described in the risk factors contained in our Annual Report, including the impact of:

•	Significant interruptions in the operations of our manufacturing or distribution centers and logistics providers for the reasons described below;

•

Global and regional economic and political conditions on our production, supply chain, the overall demand for our products and the ability of our customers to purchase and/or pay for our products as a result of the pandemic’s impact on them; Our ability to develop and produce new products and services in an effort to address medical and other requirements as a result of the pandemic;

•	Changes in laws, regulations and regulatory requirements;

•	Limitations on our ability to enforce legal rights and remedies with third parties or partners outside the United States;

•	The risk of regulatory enforcement actions, product defects or claims thereof;

•	Our ability to pursue our growth strategies;

•	Our ability to pursue strategic acquisitions;

•	Changes within the industries that we serve;

•	Our ability to access raw materials for use in the products we manufacture; and

•	The potential loss of customers or a reduction in orders from a significant number of customers.

In addition, COVID-19 is adversely affecting, and is expected to continue to adversely affect, certain elements of our business (including certain elements of our operations, supply chains and distribution systems) as a result of impacts associated with preventive and precautionary measures that we, other businesses, our communities and governments are taking. In an effort to halt the outbreak of COVID-19, countries throughout the world, including the United States, most European Union member states, India and China, have placed significant restrictions on travel and many businesses have announced extended closures. These restrictions extend to a number of locations where we have significant operations and include shelter in place or stay-at-home orders that require our employees in that area to work from home and avoid unnecessary travel. In addition to existing travel restrictions, jurisdictions may continue to close borders, impose prolonged quarantines and further restrict travel and business activity, which could significantly impact our ability to support our operations and customers, the ability of our employees to get to their workplaces to produce products and provide services and the availability of raw materials for production of our products, as well as significantly hamper our products from moving through the supply chain.

Further, in connection with the global outbreak and spread of COVID-19 and in an effort to increase the wider availability of needed medical and other supplies and products, we may elect to, or governments may require us to, allocate our products (for example pursuant to the U.S. Defense Production Act) in a way that adversely affects our regular operations and financial results, results in differential treatment of customers and/or adversely affects our reputation and customer relationships. In addition, unpredictable increases in demand for certain of our products could exceed our capacity to meet such demand, which could adversely affect our financial results and customer relationships and result in negative publicity.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, customers, suppliers and partners. Such impact on our business, operating results, cash flows and/or financial condition could be material.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

We completed an initial public offering of our common stock and concurrent offering of Mandatory Convertible Preferred Stock (the “IPO”) in May 2019. Since our IPO, the price of our common stock, as reported on the NYSE, has ranged from a low of $6.66 on March 18, 2020 to a high of $19.59 on July 1, 2019. The trading price of our common stock may be volatile, and you may not be able to resell your shares at or above the price at which you purchased them due to a number of factors such as those listed under “Risk Factors” in our Annual Report and Quarterly Report, each of which is incorporated by reference in this prospectus, and the following:

•	the scale and scope of the COVID-19 pandemic;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of companies in our industry;

•	additions or departures of key management personnel;

•	strategic actions by us or our competitors;

•

announcements by us, our competitors or our suppliers of significant contracts, price reductions, new products or technologies, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in preference of our customers;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	changes in accounting principles; and

•	other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.

Furthermore, the stock market may continue to experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

None of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering will be available to us to fund our operations.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. The selling stockholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling stockholders will be available to us to fund our operations, capital expenditures, compensation plans or acquisition opportunities. See “Use of Proceeds.”

The outstanding shares of Mandatory Convertible Preferred Stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the outstanding shares of Mandatory Convertible Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock;

•	possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Mandatory Convertible Preferred Stock and our common stock.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to May 15, 2022, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a make-whole amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock as described in the certificate of designations governing the Mandatory Convertible Preferred Stock. These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

Our common stock ranks junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our common stock ranks junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated and unpaid dividends have been declared and paid, or set aside for payment, on all outstanding shares of the Mandatory Convertible Preferred Stock for all preceding dividend periods, no dividends may be declared or paid on our common stock and we will not be permitted to purchase, redeem or otherwise acquire any of our common stock, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Mandatory Convertible Preferred Stock a liquidation preference equal to $50.00 per share plus accumulated and unpaid dividends.

Holders of the Mandatory Convertible Preferred Stock have the right to elect two directors in the case of certain dividend arrearages.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the authorized number of directors on our Board of Directors will, at the next annual meeting of stockholders or at a special meeting of stockholders, if any, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of other series of our voting preferred stock then outstanding will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, if any, to vote for the election of a total of two additional members of our Board of Directors, subject to certain terms and limitations. This right to elect directors will dilute the representation of the holders of our common stock on our Board of Directors and may adversely affect the market price of our common stock.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our Board of Directors may deem relevant. In addition, no dividends may be declared or paid on our common stock unless accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been declared and paid, or set aside for payment, on all outstanding shares of the Mandatory Convertible Preferred Stock for all preceding dividend periods. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

We are a holding company with no operations of our own and, as such, we depend on our subsidiaries for cash to fund all of our operations and expenses, including future dividend payments, if any.

Our operations are conducted entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the agreements governing our indebtedness restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. See Note 25 to the audited financial statements incorporated by reference in this prospectus.

If securities or industry analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or change their views regarding the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stop covering us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Maintaining the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

In the second quarter of 2019, we completed our IPO. As a public company, we incur significant legal, regulatory, finance, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated with public company governance and reporting requirements. We also have incurred and will continue to incur costs associated with our compliance with, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations implemented by the SEC and costs in connection with continued listing on the New York Stock Exchange (the “NYSE”). Our efforts to comply with these rules and regulations have significantly increased our legal and financial compliance costs and have made some activities more time-consuming or costly. Our management devotes a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock and the Mandatory Convertible Preferred Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement and maintain effective internal control over financial reporting could have a material adverse effect on our business and stock price, and any failure to maintain financial controls could result in our financial statements becoming unreliable.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The measures we take may not be sufficient to satisfy our obligations as a public company and if we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404 thereof. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report.

Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses which could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified opinion, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could substantially decrease the market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of March 31, 2020, we had a total of 574,885,011 shares of our common stock outstanding. Such amount includes 45,000,000 shares of common stock that the selling stockholders are selling in this offering (or 51,750,000 shares if the underwriters exercise their option to purchase additional shares). Of the outstanding shares, 233,050,000 shares of common stock sold in the IPO and the 45,000,000 shares of common stock sold in this offering (or 51,750,000 shares if the underwriters exercise their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, including our directors, executive officers and other affiliates (including affiliates of

New Mountain Capital and affiliates of Goldman Sachs & Co. LLC (“Goldman Sachs”)), may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The 155,484,075 shares of common stock (or 151,055,189 shares if the underwriters exercise in full their option to purchase additional shares) held by affiliates of New Mountain Capital, affiliates of Goldman Sachs and certain of our directors and executive officers after this offering, representing 27% (or 26% if the underwriters exercise in full their option to purchase additional shares) of the total outstanding shares of our common stock following this offering, will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

In connection with this offering, we, our directors and executive officers and the selling stockholders, prior to this offering will sign lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the disposition of, or hedging with respect to, the shares of our common stock or securities convertible into or exchangeable for shares of common stock, each held by them for 90 days following the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, may, in their sole discretion, release all or some portion of the shares subject to the 90 day lock-up agreements prior to the expiration of such period.

Upon the expiration of the lock-up agreements described above, all of such 236,637,117 shares will be eligible for resale in a public market, subject, in the case of 155,484,075 shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that affiliates of New Mountain Capital and affiliates of Goldman Sachs may be considered affiliates based on their respective expected share ownership following this offering consisting of approximately 92,661,155 shares and 60,896,253 shares, respectively, as well as their board nomination rights. Certain other of our stockholders may also be considered affiliates at that time.

In addition, pursuant to a registration rights agreement, New Mountain Capital, affiliates of Goldman Sachs and certain other stockholders have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” By exercising its registration rights and selling a large number of shares, New Mountain Capital and these affiliates of Goldman Sachs could cause the prevailing market price of our common stock to decline. Certain of our other stockholders have “piggyback” registration rights with respect to future registered offerings of our common stock. Following completion of this offering, the shares of common stock covered by registration rights would represent approximately 43% of our total common stock outstanding (or 42% if the underwriters exercise their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

Upon consummation of the IPO, we filed a registration statement on Form S-8 under the Securities Act to register 44,540,810 shares of rollover options, restricted stock, restricted stock units and performance stock units issued or issuable under the Avantor, Inc. Equity Incentive Plan (the “Legacy Avantor Plan”), the Vail Holdco Corp Equity Incentive Plan (the “Vail Plan”) and the Avantor, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”). These shares have been registered with a registration statement on Form S-8 and will be available for sale in the open market. As of March 31, 2020, there were outstanding options, restricted stock units and performance stock units issued under the Legacy Avantor Plan, the Vail Plan and the 2019 Equity Incentive Plan in respect of 31,176,479 shares of common stock.

In addition, on November 14, 2019, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to the ESPP. Upon completion of any enrollment period, shares accepted by our employees and registered under such registration statement will be available for sale in the open market. This registration statement covers an aggregate 2,000,000 shares.

As restrictions on resale end, or if the existing stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Concentrations of shareholder control could have adverse impacts.

Certain of our shareholders, including affiliates of New Mountain Capital and affiliates of Goldman Sachs have considerable influence over us as a result of their share ownership. This concentration could lead to conflicts of interest and difficulties for non-insider investors effecting corporate changes, and could adversely affect our Company’s share price. These two shareholders (and their affiliates) and certain of our directors and officers, acting together, will hold approximately 27% of our issued and outstanding shares upon the completion of this offering (or 26% if the underwriters exercise their option to purchase additional shares) and have the ability to influence all matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). In addition, in connection with the IPO, we entered into an investor rights agreement with an affiliate of New Mountain Capital, which agreement provides for the ability of New Mountain Capital to nominate members to our Board of Directors. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our Company, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our shares. The issuance of stock options and warrants could lead to greater concentration of share ownership among insiders and could lead to dilution of share ownership which could lead to depressed share prices. In addition, New Mountain Capital and shareholders affiliated with Goldman Sachs may have different interests than other public investors, including those in this offering.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•

a classified Board of Directors, as a result of which our Board of Directors is divided into three classes, with each class serving for staggered terms, with successors to the class of directors whose term expires at the first and second annual meetings of stockholders following the date of the IPO, as applicable, elected for a term expiring at the third annual meeting of stockholders following the date of the IPO;

•	the ability of our Board of Directors to issue one or more series of preferred stock;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•

the removal of directors either with or without cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors; and

•

that certain provisions may be amended only by the affirmative vote of at least 66 2/3% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”

Our Board of Directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our Board of Directors, without the approval of our stockholders, to issue 75,000,000 shares of our preferred stock (including 25,000,000 shares of Mandatory Convertible Preferred Stock), subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that state and federal courts (as appropriate) located within the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the state or federal courts (as appropriate) located within the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to us or our stockholders, creditors or other constituents, (iii) action against us or any of our directors or officers involving a claim or defense arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws, (iv) action against us or any director or officer of the Company involving a claim or defense implicating the internal affairs doctrine, or (v) action against us or any of our directors or officers involving a claim or defense arising pursuant to the Exchange Act or the Securities Act. It is possible that these exclusive forum provisions may be challenged in court and may be deemed unenforceable in whole or in part. Our exclusive forum provision shall not relieve the company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Affiliates of Goldman Sachs & Co. LLC, an underwriter in this offering, will have an interest in this offering beyond customary underwriting discounts and commissions.

Certain affiliates of Goldman Sachs & Co. LLC, an underwriter in this offering, (i) are selling stockholders in this offering and will receive approximately $                (or     %) of the net proceeds, (ii) currently own 72,605,349 shares of our common stock and (iii) currently have one director appointee on our Board, as well as other rights. Therefore, Goldman Sachs & Co. LLC is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being conducted in accordance with Rule 5121. Certain of the affiliates of Goldman Sachs & Co. LLC that hold our common stock are funds whose limited partners are current and former employees of Goldman Sachs & Co. LLC; these current employees include individuals who are providing services on behalf of Goldman Sachs & Co. LLC in connection with this offering. See “Certain Relationships and Related Party Transactions” and “Underwriting (Conflicts of Interest)” for additional information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this prospectus that are not historical facts. When used in this document, words such as “may,” “will,” “should,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan” and “project” and similar expressions as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

The forward-looking statements included or incorporated by reference in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included or incorporated by reference in this prospectus, including such statements taken from third-party industry and market reports. See “Market and Industry Data.” You should understand that the following important factors, in addition to those discussed herein under the caption “Risk Factors” in this prospectus and “Risk Factors” in our Annual Report and Quarterly Report, each of which are incorporated by reference herein, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	disruptions to our operations;

•	competition from other industry providers;

•	our ability to implement our growth strategy;

•	our ability to anticipate and respond to changing industry trends;

•	adverse impacts from conditions affecting trends in consumer, business, and government spending;

•	the impact of the recent COVID-19 pandemic;

•	our dependence on sole or limited sources for some essential materials and components;

•	our ability to successfully value and integrate acquired buisinesses;

•	our products’ satisfaction of applicable quality criteria, specifications and performance standards;

•	our ability to maintain our relationships with key customers;

•	our ability to maintain our relationships with distributors;

•	our ability to maintain consistent purchase volumes under purchase orders;

•	our ability to maintain and develop relationships with drug manufacturers and contract manufacturing organizations;

•	the impact of new laws, regulations, or other industry standards;

•	changes in the interest rate environment that increase interest on our borrowings;

•	adverse impacts from currency exchange rates or currency controls imposed by any government in major areas where we operate or otherwise;

•	our ability to implement and improve processing systems and prevent a compromise of our information systems;

•	our ability to protect our intellectual property and avoid third-party infringement claims;

•	the fact that we are subject to product liability and other claims in the ordinary course of business;

•	our ability to develop new products responsive to the markets we serve;

•	the availability of raw materials;

•	our ability to avoid negative outcomes related to the use of chemicals;

•	our ability to maintain highly skilled employees;

•	adverse impact of impairment charges on our goodwill and other intangible assets;

•	fluctuations and uncertainties related to doing business outside the United States;

•	our ability to obtain and maintain required regulatory clearances or approvals may constrain the commercialization of submitted products;

•	our ability to comply with environmental, health and safety laws and regulations, or the impact of any liability or obligation imposed under such laws or regulations;

•	our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt or contractual obligations;

•	our ability to generate sufficient cash flows or access sufficient additional capital to meet our debt obligations or to fund our other liquidity needs; and

•	our ability to maintain an adequate system of internal control over financial reporting.

These forward-looking statements involve known and unknown risks, inherent uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Any statements contained or incorporated by reference herein that are not statements of historical facts may be deemed to be forward-looking statements. Actual results and the timing of certain events may differ materially from those contained in these forward-looking statements.

Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus and under “Risk Factors” in our Annual Report and Quarterly Report, each of which is incorporated by reference herein. Unless required by United States federal securities laws, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus. We will not receive any proceeds from the sale of shares being sold in this offering, including from any exercise by the underwriters of their option to purchase additional shares. The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of our common stock, and we will bear the remaining expenses. See “Principal and Selling Stockholders.”

DIVIDEND POLICY

We do not currently anticipate paying any dividends on our common stock immediately and currently expect to retain all future earnings for use in the operation and expansion of our business. The declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board of Directors, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreements and other indebtedness we may incur, and such other factors as our Board of Directors may deem relevant. No dividends may be declared or paid on our common stock unless accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been declared and paid, or set aside for payment, on all outstanding shares of the Mandatory Convertible Preferred Stock for all preceding dividend periods. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.

Because a significant portion of our operations is through our subsidiaries, our ability to pay dividends depends in part on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In addition, Avantor Funding’s ability to pay dividends to us is limited by covenants in its outstanding indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” in our Annual Report and Quarterly Report, each of which is incorporated by reference in this prospectus, for a description of the restrictions on Avantor Funding’s ability to pay dividends to us.

The following table presents the cash distributions we paid in each of the three years ended December 31, 2017, 2018 and 2019:

	Year ended December 31,
(in millions)	2017	2018	2019
Payments to stockholders	$1,531.5	$—	$—
Settlement of TRA	90.5	—	—
Repurchase of common shares	58.7	—	—
Payments to holders of vested stock options	21.2	—	—

Total	$1,701.9	$—	$—

In September 2016, we entered into a tax receivables agreement (the “TRA”) under which we were required to distribute cash to our stockholders based on the value of certain income tax benefits we realized. In November 2017, we fully settled the TRA by paying the distributions noted above. No distributions were made during 2018 or 2019.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020.

You should read the information in this table in conjunction with the information under the heading “Summary—Summary Historical Financial and Other Data” included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Report, which are incorporated by reference herein.

(dollars in millions except per share amounts)	As of March 31, 2020
Cash and cash equivalents	$346.3

Debt:
Total debt, gross	$5,181.2
Less: unamortized deferred financing fees	(126.5)

Total debt	5,054.7

Total stockholders’ equity:
Mandatory Convertible Preferred Stock, including paid-in capital: par value $0.01 per share; actual; 25.0 shares authorized, 20.7 million shares issued and outstanding	$1,003.7
Undesignated preferred stock: par value $0.01 per share; 50.0 shares authorized; zero shares issued or outstanding	—
Common stock, including paid-in capital: par value $0.01 per share; 750.0 shares authorized; 574.9 million shares issued and outstanding	1,748.0
Accumulated deficit	(158.3)
Accumulated other comprehensive loss	(153.3)

Total stockholders’ equity	2,440.1

Total capitalization	$7,494.8

PRINCIPAL AND SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock as of May 7, 2020 by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors, (4) all of our directors and our executive officers as a group and (5) the selling stockholders.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants and restricted stock units that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options and restricted stock units, but are not deemed outstanding for calculating the percentage ownership of any other person.

The number of shares and percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of May 7, 2020 and are based on 575,346,414 shares of our common stock, par value $0.01 per share, outstanding as of May 7, 2020.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Avantor, Inc., Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

			Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering		Assuming No Exercise of the Underwriters’ Option			Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Number of Shares Held	Percentage of Total Common Stock	Shares Offered Hereby	Number of Shares Held	Percentage of Total Common Stock	Shares Offered Hereby	Number of Shares Held	Percentage of Total Common Stock
Greater than 5% Stockholders:
Entities affiliated with New Mountain Capital(1)	110,477,989	19%	17,816,834	92,661,155	16%	20,489,354	89,988,635	16%
Entities affiliated with The Goldman Sachs Group, Inc.(2)	72,605,349	13%	11,709,096	60,896,253	11%	13,465,462	59,139,887	10%
T. Rowe Price Associates, Inc.(3)	91,133,457	16%	—	—	16%	—	—	16%
The Vanguard Group, Inc.(4)	29,588,125	5%	—	—	5%	—	—	5%
Named Executive Officers and Directors(5):
Michael Stubblefield	4,991,462	1%	—	—	1%	—	—	1%
Thomas Szlosek	790,072	*	—	—	*	—	—	*
Devashish Ohri	812,715	*	—	—	*	—	—	*
Rajiv Gupta(1)(6)	2,689,186	*	—	—	*	—	—	*
Juan Andres	—	—	—	—	—	—	—	—
Matthew Holt(1)	—	—	—	—	—	—	—	—
Andre Moura(1)	—	—	—	—	—	—	—	—
Jo Natauri(2)	—	—	—	—	—	—	—	—
Jonathan Peacock	252,398	*	—	—	*	—	—	*
Rakesh Sachdev	14,286	*	—	—	*	—	—	*
Michael Severino	—	—	—	—	—	—	—	—
Christi Shaw	88,651	*	—	—	*	—	—	*
Gregory Summe	—	—	—	—	—	—	—	—
All directors and executive officers as a group (23 persons)(5)	11,625,565	2%	—	—	2%	—	—	2%
Other Selling Stockholders:
Harvest Investment Corporation	20,625,000	4%	3,326,203	17,298,797	3%	3,825,133	16,799,867	3%
PFA Pension Forsikringsaktieselskab	17,678,571	3%	2,851,031	14,827,540	3%	3,278,686	14,399,885	3%
Netherton Investments Limited	11,373,214	2%	1,834,163	9,539,051	2%	2,109,288	9,263,926	2%
Lexington Co-Investment Holdings IV, L.P.	5,892,857	1%	950,343	4,942,514	*	1,092,895	4,799,962	*
High Street Fund, L.P.	4,893,304	*	789,145	4,104,159	*	907,517	3,985,787	*
NB Strategic Co-Invest Partners III Holdings LP(7)	3,642,369	*	587,406	3,054,963	*	675,517	2,966,852	*
PSCP III Holdings (USA), LP	3,277,864	*	528,623	2,749,241	*	607,916	2,669,948	*
Centaurus Capital LP	2,946,429	*	475,172	2,471,257	*	546,448	2,399,981	*
Columbia NB Crossroads Fund II LP(7)	2,499,885	*	403,157	2,096,728	*	463,631	2,036,254	*
Geveran Investments Limited	2,463,798	*	397,337	2,066,461	*	456,938	2,006,860	*
Belfer Investment Partners LP	2,357,143	*	307,453	2,049,690	*	353,571	2,003,572	*
JM Cox Legacy LP	1,885,714	*	320,116	1,565,598	*	368,133	1,517,581	*
Sierra Income Corporation	1,867,356	*	301,150	1,566,206	*	346,322	1,521,034	*
Honorway Nominees Ltd	1,767,857	*	285,103	1,482,754	*	327,869	1,439,988	*
NYSCRF NB Co-Investment Fund LLC(7)	1,517,649	*	244,752	1,272,897	*	281,465	1,236,184	*
Lime Partners LLC	1,178,571	*	153,727	1,024,844	*	176,786	1,001,785	*
Arbejdsmarkedets Tillaegspension	995,445	*	160,536	834,909	*	184,616	810,829	*
Medley Capital Corporation	942,160	*	151,943	790,217	*	174,734	767,426	*
Shelter Investments LLC	739,138	*	119,201	619,937	*	137,081	602,057	*
SRB Avantor LLC	707,143	*	114,041	593,102	*	131,147	575,996	*
NB Select Opportunities Fund LP(7)	566,752	*	91,400	475,352	*	105,110	461,642	*
Harvest Partners Structured Capital Fund LP	524,486	*	84,584	439,902	*	97,272	427,214	*
ADI Limited	412,500	*	66,524	345,976	*	76,503	335,997	*
Medley Opportunity Fund III LP	398,141	*	64,209	333,932	*	73,840	324,301	*
TFL Pension Fund	394,586	*	63,635	330,951	*	73,180	321,406	*
Other Selling Stockholders as a Group(38)(8)	5,079,180	*	803,116	4,276,064	*	923,586	4,155,594	*

*	Less than one percent.
(1)

The general partner of New Mountain Partners III, L.P. is New Mountain Investments III, L.L.C. and the manager of New Mountain Partners III, L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments III, L.L.C. Rajiv Gupta, Matthew Holt and Andre Moura, each members of our Board of Directors, are members of New Mountain Investments III, L.L.C. New Mountain Investments III, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners III, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners III, L.P. Steven B. Klinsky, as the

managing member of New Mountain Investments III, L.L.C., has voting and investment power over the shares held by New Mountain Investments III, L.L.C.

The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments III, L.L.C. has decision-making power over New Mountain Partners III, L.P. and (b) New Mountain Capital, L.L.C. has voting power over the shares of portfolio investments of New Mountain Partners III, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners III, L.P. holds of record or may be deemed to beneficially own.

Mr. Klinsky, Mr. Gupta, Mr. Holt, Mr. Moura, New Mountain Investments III, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership over the shares held by New Mountain Partners III, L.P. The address of each of the foregoing is c/o New Mountain Capital, L.L.C., 787 Seventh Avenue, 49th Floor, New York, New York 10019.

(2)

Consists of (i) 31,943,095 shares of common stock held by Broad Street Principal Investments, L.L.C., (ii) 842,500 shares of common stock held by StoneBridge 2017, L.P., (iii) 389,396 shares of common stock held by StoneBridge 2017 Offshore, L.P., (iv) 2,576,838 shares of common stock held by StoneBridge 2018, L.P., (v) 1,083,877 shares of common stock held by StoneBridge 2018 Offshore, L.P., and (vi) 35,769,643 shares of common stock held by VWR Partners, L.P. (collectively, the “GS Entities”). Bridge Street Opportunity Advisors, L.L.C. (“Bridge Street”) is the sole general partner of each of StoneBridge 2017, L.P., StoneBridge 2017 Offshore, L.P., StoneBridge 2018, L.P., StoneBridge 2018 Offshore, L.P. and VWR Partners, L.P. (collectively, the “GS Funds”). Bridge Street is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman Sachs is the manager of Broad Street Principal Investments, L.L.C. and Bridge Street, and the investment manager of each of the GS Funds. Goldman Sachs is a direct subsidiary of The Goldman Sachs Group, Inc. Members of the Corporate Investment Committee of the Merchant Banking Division of Goldman Sachs are responsible for making all investment decisions for Bridge Street and each of the GS Entities, and the GS Entities may share voting and investment power with certain of their respective affiliates and members of such Corporate Investment Committee. Jo Natauri is a Managing Director of Goldman Sachs and may be deemed to have beneficial ownership of the shares held by the GS Entities. Each of the GS Entities and Ms. Natauri disclaim beneficial ownership over the shares described above except to the extent of their pecuniary interest therein. The address of the GS Entities and Ms. Natauri is 200 West Street, New York, NY 10282.

(3)

Based on information as of December 31, 2019 set forth in a Schedule 13G/A dated February 14, 2020. T. Rowe Price Associates, Inc. reported that it had sole power to vote 28,633,751 shares and sole power to dispose of 91,133,457 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(4)

Based on information as of December 31, 2019 set forth in a Schedule 13G dated February 11, 2020. The Vanguard Group, Inc. reported that it had sole power to vote 115,896 shares and sole power to dispose of 29,472,229 shares. The address for The Vanguard Group, Inc, is 100 Vanguard Blvd., Malvern PA 19355.

(5)	The number of shares reported includes shares covered by options that are exercisable within 60 days.
(6)

Includes of (i) 556,218 shares of common stock held by The Gupta Family Trust, (ii) 1,162,256 shares of common stock issuable upon the vesting of restricted stock units or the exercise of options, in each case, that have vested or will vest within 60 days and (iii) 287,571 shares of common stock held by the 2014 GST Family Trust. Kamla Gupta, the wife of Rajiv Gupta, is the sole trustee of The Gupta Family Trust and the 2014 GST Family Trust and has voting and investment power over the shares of common stock held by The Gupta Family Trust and the 2014 GST Family Trust.

(7)

This selling stockholder identified itself as an affiliate of a broker-dealer. Such selling stockholder has represented to us that (a) the shares of our common stock being offered by such selling stockholder were purchased by such selling stockholder in the ordinary course of business, and (b) at the time of such purchase, such selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling stockholder is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(8)

Shares shown in the table include shares owned by the selling stockholders other than those named in the table that in the aggregate beneficially own less than 1% of our common stock as of May 7, 2020. Certain selling stockholders identified themselves as an affiliate of a broker-dealer. Each such selling stockholder has represented to us that (a) the shares of our common stock being offered by such selling stockholder were purchased by such selling stockholder in the ordinary course of business, and (b) at the time of such purchase, such selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling stockholder is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangements with Affiliates of New Mountain Capital, PSP and Affiliates of Goldman Sachs

We and certain of our subsidiaries entered into various related party agreements in the ordinary course of business and in contemplation of the VWR Acquisition and our IPO:

Stockholders Agreement

In connection with the VWR Acquisition, we entered into a stockholders agreement with affiliates of New Mountain Capital, affiliates of Goldman Sachs and certain other co-investors, which provides for, among other things, the election of our Board of Directors, restrictions on the transferability of our equity, preemptive rights, bring-along rights, tag-along rights, preemptive rights and information rights for the benefit of New Mountain Capital, Goldman Sachs and certain other co-investors, including Galvaude Private Investments Inc. (“PSP”).

This agreement requires us to nominate a number of individuals directly or indirectly designated by affiliates of Goldman Sachs as our directors. Specifically, affiliates of Goldman Sachs may designate a director so long as it holds at least 50% of the number of shares of common stock that was issued to Goldman Sachs and its affiliates upon conversion of the Prior Junior Convertible Preferred Stock (as defined below) at the consummation of our IPO. Currently Jo Natauri serves as the director designated by affiliates of Goldman Sachs.

In addition, the Stockholders Agreement contains restrictions on transferability of our equity, rights and obligations of transferees, existing stockholder piggyback rights, certain tag-along rights and certain other covenants. Following the consummation of the IPO, our equity securities may be sold by the parties to the Stockholders Agreement only to (i) affiliates, subject to certain restrictions, or (ii) in a transaction that is exempt under the Securities Act or that is made through the exercise of registration rights provided in the Registration Rights Agreement. The parties to the Stockholders Agreement have “piggyback” rights to participate in a registered offering of the Company’s securities by affiliates of New Mountain Capital. Similarly, the parties to the Stockholders Agreement have tag-along rights in connection with any transfers by affiliates of New Mountain Capital of our equity securities in an unregistered offering to a third-party investor, except for a broker-dealer transaction.

Investor Rights Agreement

In connection with the IPO, we entered into an investor rights agreement with affiliates of New Mountain Capital. This agreement grants New Mountain Capital the right to nominate directors to our board of directors as follows: so long as affiliates of New Mountain Capital continue to own (i) at least 50% of the shares of our common stock that it owned immediately following the consummation of the IPO, New Mountain Capital shall be entitled to nominate three directors; (ii) at least 25% but less than 50% of the shares of our common stock that it owned immediately following the consummation of the IPO, New Mountain Capital shall be entitled to nominate two directors; and (iii) at least 10% but less than 25% of the shares of our common stock that it owned immediately following the consummation of the IPO, New Mountain Capital shall be entitled to nominate one director. For so long as we maintain a compensation and human resources committee and a nominating and governance committee, such committees shall each include at least one New Mountain Capital director designee, but only if New Mountain Capital is then entitled to nominate at least one director and, to the extent then required under the applicable NYSE rules, such director is an “Independent Director” under the applicable NYSE rules.

In addition, pursuant to this agreement, we waive to the fullest extent permitted by law any interest or expectancy that we may have in specified corporate opportunities that may be offered to New Mountain Capital and its affiliates other than any corporate opportunity that is expressly offered to a New Mountain Capital director designee solely in his or her capacity as one of our directors.

Registration Rights Agreement

In connection with the VWR Acquisition, we entered into a registration rights agreement with affiliates of New Mountain Capital, Goldman Sachs and its affiliates and certain other co-investors. Subject to certain conditions, the registration rights agreement provides certain affiliates of New Mountain Capital and Goldman Sachs, as well as holders of a majority of the voting power of the common stock that was purchased upon exercise of warrants, with an unlimited number of “demand” registrations, permitting the demanding party to request the registration of shares of our common stock held by such party in an offering registered under the Securities Act. In addition, under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, permitting such party to participate in offerings of shares of our common stock initiated by other parties. The registration rights agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. In addition, following the IPO, the shares of common stock held by the parties to the Registration Rights Agreement are subject to restrictions on transferability.

Advisory Agreement

Avantor Funding entered into an amended and restated advisory agreement with New Mountain Capital on September 30, 2016 (the “Advisory Agreement”) pursuant to which New Mountain Capital has provided, on a nonexclusive basis, management, financial and investment banking advisory services to Avantor and its subsidiaries. The Advisory Agreement requires us to pay New Mountain Capital (i) an annual advisory fee of $1.0 million; (ii) a fee equal to 2% of the value of any acquisitions or financing transactions if their value is greater than $20.0 million; and (iii) reimbursement of certain immaterial out-of-pocket expenses. In November 2017, the advisory agreement was amended so that any future transaction fees, other than defined exit events, are payable in shares of our common stock instead of cash. The Advisory Agreement was terminated in connection with the IPO, without any fee paid.

The following table presents the payments we have made under the advisory agreement (including under the predecessor agreement for 2015) in each of the following periods indicated:

	Year ended December 31,
(in millions)	2019	2018	2017	2016	2015
Annual advisory fees	$—	$1.0	$1.0	$1.0	$1.0
Transaction fees:
VWR Acquisition	—	—	180.0	—	—
Debt refinancings	—	—	12.5	27.3	—

Total	$—	$1.0	$193.5	$28.3	$1.0

CPECS

New Mountain Capital was the primary holder of convertible preferred equity certificates (“CPECs”) that were part of our previous capital structure. The CPECs were redeemable for cash based on a contractual formula. Under that formula, the redemption value of the CPECs increased significantly over their term. In 2016, we paid New Mountain Capital $691.0 million to redeem some of its CPECs, and the rest of the CPECs held by New Mountain Capital, totaling $1,487.7 million, were converted and, together with all of New Mountain Capital’s other ordinary shares of Avantor, S.A. held by New Mountain Capital, immediately exchanged for 30 million shares of legacy common stock of Avantor Funding, our former parent company.

Prior Senior Preferred Stock

Concurrently with the consummation of the VWR Acquisition, we issued shares of series A senior preferred stock (the “Prior Senior Preferred Stock”) with an initial aggregate liquidation preference of $2.0 billion to investors, including affiliates of Goldman Sachs. We redeemed all the outstanding shares of the Prior Senior Preferred Stock with the proceeds of the IPO. The redemption required the payment of a make-whole premium of approximately $220.4 million.

Approximately 318,950 shares and 230,000 shares of Prior Senior Preferred Stock were issued to affiliates of Goldman Sachs and PSP, respectively, in consideration for $318,950,000.00 and $230,000,000.00 paid to the Company. As of March 31, 2020, there were no shares of Prior Senior Preferred Stock outstanding. In connection with the redemption of Prior Senior Preferred Stock, affiliates of Goldman Sachs and PSP received $419.5 million and $302.5 million, respectively.

Prior Junior Convertible Preferred Stock

Concurrently with the consummation of the VWR Acquisition, we issued shares of our series A junior convertible preferred stock (the “Prior Junior Convertible Preferred Stock”) for an initial aggregate purchase price of $1.65 billion to investors, including affiliates of Goldman Sachs. The shares of the Prior Junior Convertible Preferred Stock automatically converted into our common stock upon the consummation of the IPO.

Prior to the IPO, affiliates of Goldman Sachs, PSP, Charles Kummeth (one of our directors until April 2019), Jonathan Peacock and Rajiv Gupta held 564,000 shares, 200,000 shares, 1,000 shares, 1,000 shares and 4,440 shares, respectively, of Prior Junior Convertible Preferred Stock. In addition, as part of the consideration in the VWR Acquisition, we issued shares of Prior Junior Convertible Preferred Stock to New Mountain Capital and certain members of management and directors. As of March 31, 2020, there were no shares of Prior Junior Convertible Preferred Stock outstanding. See “—Internal Reorganization.”

Arrangements with Prior Equityholders

Internal Reorganization

In connection with the VWR Acquisition, we completed an internal reorganization, including a series of internal mergers. As consideration for this transaction, common and restricted stockholders existing prior to the consummation of the VWR Acquisition, including affiliates of New Mountain Capital and certain directors and officers, received a mix of the Prior Junior Convertible Preferred Stock, common stock and cash (including certain payments attributable to our prior TRA). The holders of equity awards existing prior to the consummation of the VWR Acquisition, including certain directors and officers, received a combination of Prior Junior Convertible Preferred Stock, replacement awards exercisable into common stock of Avantor, as well as cash (including certain payments attributable to our prior TRA). Specifically, affiliates of New Mountain Capital received 260,496.871 shares of Prior Junior Convertible Preferred Stock, 110,478,090 shares of common stock and $964,335,128. Certain members of management, including Michael Stubblefield, Eric McAllister, Devashish Ohri and Corey Walker, and directors, including Rajiv Gupta and Jonathan Peacock, also received 12,361.290 shares of Prior Junior Convertible Preferred Stock, 1,053,495 shares of common stock, 6,674,530 shares of replacement awards exercisable into common stock and $52,976,655 in the aggregate. In connection with these transactions, our prior TRA was terminated.

Distributions

On March 17, 2017, a subsidiary of our former parent company made cash distributions to its equity holders totaling $459.9 million, which in turn were used in part to make a cash dividend to common stockholders and vested optionholders of our former parent company. Such distributions included $385.1 million allocated to affiliates of New Mountain Capital and $5.7 million allocated to certain members of management and directors, including Michael Stubblefield, Devashish Ohri and Rajiv Gupta. In addition, as described under “—Internal Reorganization,” New Mountain Capital received $964,335,128 in connection with the VWR Acquisition. No other distributions were made to affiliates of New Mountain Capital in the last five fiscal years.

Arrangements with affiliates of Goldman Sachs & Co. LLC

As described above and elsewhere in this prospectus, affiliates of Goldman Sachs collectively beneficially own approximately 13% of our outstanding common stock by virtue of their ownership of 72,605,349 shares of our common stock. See “Description of Capital Stock.”

We engaged Goldman Sachs as financial advisor for the VWR Acquisition and the financial structuring to fund the VWR Acquisition. For the financial advisory and structuring services provided, Goldman Sachs was paid fees totaling $165.0 million. We also agreed to offer Goldman Sachs the right to act as (i) a lead book-running manager in the event of a future initial public offering or (ii) a financial advisor in the case of another type of sale or disposition. In accordance with that arrangement, we offered, and Goldman Sachs accepted our offer, to become a co-lead book-running manager for our IPO in May of 2019.

In connection with the issuance of our Prior Junior Convertible Preferred Stock, our Prior Senior Preferred Stock, our Senior Secured Notes and our Senior Unsecured Notes, as well as the establishment of our Senior Secured Credit Facilities, Goldman Sachs & Co. LLC and its affiliates acted as placement agent, initial purchaser and joint lead arranger, joint bookrunner and administrative agent, respectively. For these services, Goldman Sachs & Co. LLC, together with its affiliates who provided these services, was paid underwriting, commitment, placement and other fees of $88.5 million.

As described elsewhere in this prospectus, in 2017 we entered into a series of foreign currency forward contracts with affiliates of Goldman Sachs & Co. LLC, which were settled in 2017. We settled all of those contracts and realized an aggregate gain of $9.6 million in 2017. See note 21 to the audited financial statements incorporated by reference in this prospectus. We also entered into a repricing amendment to our Senior Secured Credit Facilities in November 2018. An affiliate of Goldman Sachs & Co. LLC received a fee of $1.0 million in connection with this repricing as joint lead arranger, joint bookrunner and administrative agent.

In addition, prior to the IPO, affiliates of Goldman Sachs & Co. LLC (i) held 372,872 shares of our Prior Senior Preferred Stock, which accumulated yield payable in additional shares according to the terms and conditions of the security, which were redeemed in connection with the IPO and (ii) held 564,000 shares of our Prior Junior Convertible Preferred Stock, which converted into shares of our common stock according to its terms upon consummation of the IPO. Affiliates of Goldman Sachs & Co. LLC also received (i) shares of our common stock purchased upon exercise of 1,133,920 warrants following the IPO and (ii) purchased shares of common stock in the IPO valued at $70.0 million. Certain of the affiliates of Goldman Sachs & Co. LLC that hold our common stock are funds whose limited partners are current and former employees of Goldman Sachs & Co. LLC; these current employees include individuals who provided and are providing services on behalf of Goldman Sachs & Co. LLC in connection with the IPO and this offering.

In addition, affiliates of Goldman Sachs received approximately $429.5 million of the net proceeds of the IPO as a result of the redemption of the Prior Senior Preferred Stock and repayment of a portion of the outstanding indebtedness under the Dollar Term Loan Facility and the Euro Term Loan Facility. Furthermore, affiliates of Goldman Sachs executed a second repricing amendment in June of 2019 for which it did not receive any material fees. As of March 31, 2020, affiliates of Goldman Sachs held $31.8 million of term loans under the Senior Secured Credit Facilities. These affiliates collectively benefit from the rights described above under “—Stockholders Agreement” and “—Registration Rights Agreement.” In addition, for the underwriting services provided by Goldman Sachs in connection with the IPO, Goldman Sachs received an aggregate underwriter discount of $24.5 million. Further, pursuant to the nomination rights granted pursuant to the Stockholders Agreement, affiliates of Goldman Sachs nominated Jo Natauri, who is employed by Goldman Sachs & Co. LLC, to serve on our Board of Directors.

Arrangements with PSP

In November 2017, we paid legal fees of $0.6 million on behalf of affiliates of PSP related to the financial structuring to fund the VWR Acquisition. In addition, PSP received approximately $302.5 million of the net proceeds of the IPO as a result of the redemption of the Prior Senior Preferred Stock. Upon consummation of the IPO, PSP’s right to nominate a director to the Board of Directors was terminated.

Arrangements with our Directors and Officers

In addition, we have certain agreements with our directors and officers which are described in the section entitled “Compensation Discussion and Analysis” in the portions of our Proxy Statement for our 2020 Annual Meeting of Stockholders that are incorporated by reference in this prospectus.

We have entered into indemnification agreements with our officers and directors. These agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements are not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

In addition, Christi Shaw, one of our directors, was previously a senior vice president of Eli Lilly Company, which purchased goods and services from us in the year ended December 31, 2019. Eli Lilly Company purchased $17.9 million of goods and services from the Company during the year ended December 31, 2019. Ms. Shaw is currently employed at Kite Pharma, which purchased $2.5 million and $0.6 million of goods and services from the Company during the year ended December 31, 2019 and three months ended March 31, 2020, respectively, and sold over $46,000 of goods and services to us during the year ended December 31, 2019. We did not purchase any goods and services from Kite Pharma during the three months ended March 31, 2020.

Further, Juan Andres, one of our directors, is employed at Moderna Therapeutics, which purchased over $655,000 and $104,000 of goods and services from the Company during the year ended December 31, 2019 and three months ended March 31, 2020, respectively.

Related Persons Transaction Policy

Our Board of Directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. No related person transaction subject to this policy will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. The Board of Directors or applicable committee will not approve or ratify a related person transaction unless it determines in good faith that, upon consideration of all relevant information, the related person transaction is in, or is not inconsistent with, the best interests of the Company. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share (including 25,000,000 shares of Mandatory Convertible Preferred Stock).

As of March 31, 2020, there were (i) 574,885,011 shares of common stock outstanding, of which 288,846,973 shares were held by 89 holders of record (which stockholder figure does not include a substantially greater number of holders whose shares are held of record by banks, brokers, and other financial institutions) and (ii) 20,700,000 shares of Mandatory Convertible Preferred Stock outstanding. As of March 31, 2020, there were 31,176,479 shares of common stock subject to outstanding options, restricted shares, restricted stock units and performance stock units.

Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to certain limitations. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up or the sale of all or substantially all of our assets and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not be subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the rules of the NYSE, the authorized shares of preferred stock will be available for issuance without further stockholder action. Our Board of Directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Mandatory Convertible Preferred Stock

Unless converted earlier as described below, each share of the Mandatory Convertible Preferred Stock will automatically convert, subject to anti-dilution adjustments described in the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”), on the mandatory conversion date, which is expected to be May 15, 2022, into a number of shares of our common stock equal to the conversion rate described below.

The “Conversion Rate,” which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:

•

if the Applicable Market Value (as defined below) of our common stock is greater than $16.45 (the “Threshold Appreciation Price”), then the Conversion Rate will be 3.0395 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”), which is approximately equal to $50.00 divided by the Threshold Appreciation Price;

•

if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than $14.00 (the “Initial Price”), then the Conversion Rate will be equal to $50.00 divided by the Applicable Market Value of our common stock, rounded to the nearest ten-thousandth of a share; or

•

if the Applicable Market Value of our common stock is less than the Initial Price, then the Conversion Rate will be 3.5714 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”), which is approximately equal to $50.00 divided by the Initial Price.

“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period.

“Settlement Period” means the 20 consecutive Trading Day (as defined in the Certificate of Designations) period beginning on, and including, the 21st Scheduled Trading Day (as defined in the Certificate of Designations) immediately preceding May 15, 2022.

“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “AVTR <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is not available, the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering). The “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

At any time prior to May 15, 2022, holders may elect to convert each share of the Mandatory Convertible Preferred Stock into shares of our common stock at the Minimum Conversion Rate. If holders elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a fundamental change (as defined in the Certificate of Designations), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at a Conversion Rate including a make-whole amount based on the present value of future dividend payments.

Dividends on the Mandatory Convertible Preferred Stock are payable on a cumulative basis when, as and if declared by our Board of Directors, or an authorized committee thereof, at an annual rate of 6.250% on the liquidation preference of $50.00 per share of Mandatory Convertible Preferred Stock. We may pay any declared dividend on the shares of Mandatory Convertible Preferred Stock (whether for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends), determined in our sole discretion (i) in cash; (ii) subject to certain limitations, by delivery of shares of our common stock; or (iii) through any combination of cash and shares of our common stock. Dividend payments on the Mandatory Convertible Preferred Stock are made on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2019. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose at 97% of the average volume weighted average price per share of our common stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day prior to the applicable dividend payment date, subject to certain limitations described in the Certificate of Designations.

Except as specifically required by Delaware law or our amended and restated certificate of incorporation, and except as described below, the holders of Mandatory Convertible Preferred Stock will have no voting rights or powers.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our Board of Directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined in the Certificate of Designations) then outstanding, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, if any, as provided below, to vote for the election of a total of two additional members of our Board of Directors (the “Preferred Stock Directors”); provided, however, that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided, further, that our Board of Directors shall, at no time, include more than two Preferred Stock Directors.

In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by our amended and restated bylaws, will, instead, be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, and at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting powers.

If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full, or declared and a sum or number of shares of our common stock sufficient for such payment shall have been set aside for the benefit of the holders thereof on the applicable Regular Record Date (as defined in the Certificate of Designations) (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting powers, subject to the revesting of such powers in the event of each subsequent Nonpayment. If such voting powers for the holders of the Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, each Preferred Stock Director then in office shall automatically be disqualified as a director and shall no longer be a director and the term of office of each such Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our Board of Directors shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting powers described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed, or if no Preferred Stock Director remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting powers described above; provided, however, that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our Board of Directors for a vote.

The Mandatory Convertible Preferred Stock have certain other voting powers with respect to certain amendments to our amended and restated certificate of incorporation or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock or certain other transactions as described in such Certificate of Designations.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board of Directors may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board

Our amended and restated certificate of incorporation provides that our Board of Directors is initially divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each class consisting of one-third of the total number of directors. At the first and second annual meetings of stockholders following the date of the IPO, successors to the class of directors whose term expires at such annual meeting will be elected for a term expiring at the third annual meeting of stockholders following the date of the IPO. From and after the third annual meeting of stockholders following the date of the IPO, there will only be one class of directors, with each director serving one-year terms expiring at the next annual meeting of stockholders. Following the IPO, the classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

However, such restrictions will not apply if a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that New Mountain Capital and its affiliates and any of its direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed either with or without cause upon the affirmative vote of at least 66 2/3% in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to certain of our existing shareholders pursuant to contractual agreements in effect on or prior to our IPO, any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board of Directors or the chairman of the Board of Directors. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice.

Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for an initial classification of our Board of Directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board of Directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the initial classification of our Board of Directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the state or federal courts (as appropriate) located within the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to us or our stockholders, creditors or other constituents, (iii) action against us or any of our directors or officers involving a claim or defense arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, (iv) action against us or any director or officer of the Company involving a claim or defense implicating the internal affairs doctrine, or (v) action against us or any of our directors or officers involving a claim or defense arising pursuant to the Exchange Act or the Securities Act. It is possible that these exclusive forum provisions may be challenged in court and may be deemed unenforceable in whole or in part. Our exclusive forum provision shall not relieve the company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We also have entered into indemnification agreements with our directors, which agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “AVTR.”

SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2020, we had a total of 574,885,011 shares of our common stock outstanding. Of the outstanding shares of common stock, the 45,000,000 shares sold in this offering by the selling stockholders (or 51,750,000 shares if the underwriters exercise in full their option to purchase additional shares in this offering) will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, including our directors, executive officers and other affiliates (including affiliates of New Mountain Capital and affiliates of Goldman Sachs), may be sold only in compliance with the limitations described below.

We also have outstanding 20,700,000 shares of the Mandatory Convertible Preferred Stock. In addition, restricted stock units, performance stock units and options to purchase an aggregate of approximately 31,176,479 shares of our common stock were outstanding as of March 31, 2020.

The 155,484,075 shares of common stock (or 151,055,189 shares if the underwriters exercise in full their option to purchase additional shares) held by affiliates of New Mountain Capital and affiliates of Goldman Sachs and by certain of our directors and executive officers after this offering, representing 27% (or 26% if the underwriters exercise in full their option to purchase additional shares) of the total outstanding shares of our common stock following this offering, will be deemed “restricted securities” under the meaning of Rule 144 and may be sold in the public market only if registered under the Securities Act or if an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act, which we summarize below. In addition, 16,565,095 shares of our common stock has been authorized and reserved for issuance in relation to potential future awards under the 2019 Equity Incentive Plan.

The Stockholders Agreement and Registration Rights Agreement imposes certain restrictions on transfers of shares of our common stock held by the parties thereto. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” and “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, and conversion of the Mandatory Convertible Preferred Stock, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.”

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equals approximately 5,753,464 shares as of May 7, 2020; or

•	the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Lock-Up Agreements

In connection with this offering, we, our directors and executive officers and the selling stockholders, prior to this offering will sign lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the disposition of, or hedging with respect to, the shares of our common stock or securities convertible into or exchangeable for shares of our common stock, each held by them, during the period ending 90 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

Registration Rights

For a description of rights some holders of common stock have to require us to register the shares of common stock they own, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement” and “Certain Relationships and Related Party Transactions—Stockholders Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.

Following completion of this offering, the shares of our common stock covered by registration rights would represent approximately 43% of our outstanding common stock (or 42%, if the underwriters exercise in full their option to purchase additional shares). These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates and restrictions in the Stockholders Agreement.

Registration Statements on Form S-8

In connection with the IPO, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding stock options and the shares of common stock subject to issuance under the Legacy Avantor Plan, the Vail Plan and the 2019 Equity Incentive Plan. Shares registered under such registration statement will be available for sale in the open market. The initial registration statement on Form S-8 relating to the outstanding rollover options, restricted stock, restricted stock units and performance stock units issued under the Legacy Avantor Plan, the Vail Plan and the 2019 Equity Incentive Plan covers 44,540,810 shares.

In addition, on November 14, 2019, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock subject to the ESPP. Upon completion of any enrollment period, shares accepted by our employees and registered under such registration statement will be available for sale in the open market. This registration statement covers an aggregate 2,000,000 shares.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary relates only to shares of common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of shares of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that, for United States federal income tax purposes, is not any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (including the Medicare contribution tax on net investment income). In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the shares of common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

Cash distributions on shares of our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits attributable to such dividends that are effectively connected with its United States trade or business (and, if an income tax treaty applies, are attributable to its United States permanent establishment).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service, or IRS, Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the disposition of shares of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its gains attributable to its United States permanent establishment). Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States under the Code.

We believe we are not, and do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Shares of our common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

Dividends paid to a non-U.S. holder and the amount of any tax withheld with respect to such dividends generally will be reported to the IRS, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional FATCA Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the selling stockholders have entered into an underwriting agreement with the underwriters named below with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase from the selling stockholders, and the selling stockholders have agreed to sell to the underwriters, the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Total	45,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 6,750,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 6,750,000 additional shares.

Paid by the selling stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price shown on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our executive officers, directors and certain holders of our common stock, including the selling stockholders, prior to this offering have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. This agreement does not apply to any existing employee benefit plans and provides exceptions for the transfer of shares pursuant to any existing Rule 10b5-1 trading plan and for the transfer of certain shares relating to vested equity awards, with the number of shares that may be sold pursuant to such exceptions not to exceed 534,000 shares in the aggregate. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million. We have agreed to pay certain offering expenses for the selling stockholders incurred in connection with the sale. We have also agreed to reimburse the underwriters for up to $25,000 of expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as underwriters in connection with the IPO, as well as initial purchasers in the offering of both our Senior Secured Notes and our Senior Unsecured Notes. An affiliate of Goldman Sachs & Co. LLC was engaged as a financial advisor in connection with the VWR Acquisition and acts as a joint lead arranger, joint bookrunner and administrative agent in connection with our Senior Secured Credit Facilities. In addition, an affiliate of Goldman Sachs continues to serve as administrative agent and is a lender under our Senior Secured Credit Facilities. J.P. Morgan Securities LLC acted as an underwriter in connection with the IPO, and an affiliate of J.P. Morgan Securities LLC acts as joint lead arranger and joint lead bookrunner in connection with our Senior Secured Credit Facilities.

Certain affiliates of Goldman Sachs & Co. LLC, an underwriter in this offering, (i) are selling stockholders in this offering and will receive approximately $                (or     %) of the net proceeds, (ii) currently own 72,605,349 shares of our common stock and (iii) currently have one director appointee on our Board, as well as other rights. Therefore, Goldman Sachs & Co. LLC is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being conducted in accordance with Rule 5121. Certain of the affiliates of Goldman Sachs & Co. LLC that hold our common stock are funds whose limited partners are current and former employees of Goldman Sachs & Co. LLC; these current employees include individuals who are providing services on behalf of Goldman Sachs & Co. LLC in connection with this offering. Pursuant to Rule 5121 Goldman Sachs & Co. LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Member State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area and the United Kingdom selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company or the selling stockholders; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Ropes & Gray LLP, New York, New York.

EXPERTS

The consolidated financial statements of Avantor, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to a change in accounting principle). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of VWR Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission, including the filings that are incorporated by reference to this prospectus, are available to the public on the Securities and Exchange Commission’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.avantorsciences.com. The information we file with the Securities and Exchange Commission or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

The rules of the Securities and Exchange Commission allow us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Securities and Exchange Commission rules, are not deemed “filed” under the Exchange Act):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February  14, 2020 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2020 Annual Meeting of Stockholders filed on April 8, 2020);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on April 29, 2020; and

•	our Current Reports on Form 8-K filed on January 27, 2020, March 30, 2020, April 22, 2020, May 8, 2020 and May 18, 2020.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Avantor, Inc., Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087; Attention: Corporate Secretary (telephone: (610) 386-1700).

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

45,000,000 Shares

Avantor, Inc.

Common Stock

Prospectus

                    , 2020

Goldman Sachs & Co. LLC	J.P. Morgan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Avantor, Inc. expected to be incurred in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fee	$116,274
FINRA filing fee	134,219
Printing fees and expenses	41,000
Legal fees and expenses	600,000
Blue sky fees and expenses	10,000
Registrar and transfer agent fees	33,000
Accounting fees and expenses	230,000
Miscellaneous expenses	35,507

Total	$1,200,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. We will indemnify such persons against expenses, liabilities, and loss (including attorneys’ fees), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, penalties and amounts paid in settlement actually and reasonably incurred in connection with such action.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 15. Recent Sales of Unregistered Securities.

On November 21, 2017, we issued 2.0 million shares of the Prior Senior Preferred Stock and 1.7 million shares of the Prior Junior Convertible Preferred Stock in connection with the VWR Acquisition. We used the net proceeds to us from the IPO to redeem outstanding shares of Prior Senior Preferred Stock. The shares of the Prior Junior Convertible Preferred Stock converted into our common stock upon the consummation of the IPO. In addition, between May 2019 and March 2020, 7,110,225 shares of common stock were issued upon exercise of warrants detachable from the Prior Senior Preferred Stock at a $0.002 exercise price.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the securities issued in these transactions.

From January 2017 to March 2020, we granted options:

•	under the Legacy Avantor Plan to purchase an aggregate of 90,000 shares to our employees and directors, having an exercise price of $11.08; and

•	under the Vail Plan to purchase an aggregate of 13,825,030 shares to our employees and directors, all options having the exercise price of $23.21.

The option grants above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 of the Securities Act or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and among, Avantor, Inc., the selling stockholders named therein and the underwriters named therein.

2.1	Agreement and Plan of Merger, dated as of May 4, 2017, by and among the Avantor Funding, Inc. (f/k/a Avantor, Inc.), Avantor, Inc. (f/k/a Vail Acquisition Corp) and VWR Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

3.1	Second Amended and Restated Certificate of Incorporation of Avantor, Inc. dated as of May 20, 2019, filed with the Secretary of State of Delaware on May 20, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2019 (File No. 001-38912)).

Exhibit No.	Description

3.2	Second Amended and Restated By-laws of Avantor, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 21, 2019 (File No. 001-38912)).

3.3	Certificate of Designations of the Mandatory Convertible Preferred Stock dated as of May 20, 2019, filed with the Secretary of State of Delaware on May 20, 2019 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on May 21, 2019 (File No. 001-38912)).

4.1	Indenture, dated as of October 2, 2017, between Avantor Funding, Inc. (f/k/a Avantor, Inc.) and The Bank of New York Mellon Trust Company, N.A., as trustee and notes collateral agent, relating to the 6.000% senior first lien notes due 2024 and the 4.750% senior first lien notes due 2024 (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

4.2	Indenture, dated as of October 2, 2017, between Avantor Funding, Inc. (f/k/a Avantor, Inc.) and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 9.000% senior notes due 2025 (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

5.1	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the common stock.

10.1	Credit Agreement (First Lien), dated as of November 21, 2017, by and among Vail Holdco Sub LLC, Avantor Funding, Inc. (f/k/a Avantor, Inc.), the guarantors party thereto, Goldman Sachs Bank USA and the other lenders, l/c issuers and parties thereto (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.2	Amendment No. 1, dated as of November 27, 2018 to the Credit Agreement, dated as of November 21, 2017, by and among Vail Holdco Sub LLC, Avantor Funding, Inc. (f/k/a Avantor, Inc.), the guarantors party thereto, Goldman Sachs Bank USA and the other lenders, l/c issuers and parties thereto (incorporated by reference to Exhibit 10.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.3	Amendment No. 2, dated as of June 18, 2019 to the Credit Agreement, dated as of November 21, 2017, by and among Vail Holdco Sub LLC, Avantor Funding, Inc. (f/k/a Avantor, Inc.), the guarantors party thereto, Goldman Sachs Bank USA and the other lenders, l/c issuers and parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 18, 2019 (File No. 001-38912)).

10.4	Amendment No. 3, dated as of January 24, 2020 to the Credit Agreement, dated as of November 21, 2017, by and among Vail Holdco Sub LLC, Avantor Funding, Inc. (f/k/a Avantor, Inc.), the guarantors party thereto, Goldman Sachs Bank USA and the other lenders, l/c issuers and parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 27, 2020 (File No. 001-38912)).

10.5	Security Agreement, dated as of November 21, 2017, among the grantors identified therein and Goldman Sachs Bank USA, as agent (incorporated by reference to Exhibit 10.3 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.6	First Lien Intercreditor Agreement, dated as of November 21, 2017, by and among Avantor Funding, Inc. (f/k/a Avantor, Inc.), Vail Holdco Sub LLC, the other grantors party thereto, Goldman Sachs Bank USA, as collateral agent for the credit agreement secured parties, the Bank of New York Mellon Trust Company, N.A., as collateral agent for the indenture secured parties and each additional agent party from time to time thereto (incorporated by reference to Exhibit 10.4 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

Exhibit No.	Description

10.7	Receivables Purchase Agreement, dated March 27, 2020, among Avantor Receivables Funding, LLC, VWR International, LLC, the various conduit purchasers from time to time party thereto, the various related committed purchasers from time to time party thereto, the various purchaser agents from time to time party thereto, the various LC participants from time to time party thereto and PNC Bank, National Association, as Administrator and LC Bank (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2020 (File No. 001-38912)).

10.8	Purchase and Sale Agreement, dated March 27, 2020, between the various entities listed on Schedule I thereto as Originators and Avantor Receivables Funding, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 30, 2020 (File No. 001-38912)).

10.9	Stockholders Agreement, dated as of November 21, 2017, between Avantor, Inc. (f/k/a Vail Holdco Corp) and the other parties named therein (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.10	Amendment to Stockholders Agreement, dated as of March 15, 2018, between Avantor, Inc. and the other parties named therein (incorporated by reference to Exhibit 10.8 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.11	Investor Rights Agreement, dated May 21, 2019, between Avantor, Inc. and New Mountain Partners III LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2019 (File No. 001-38912)).

10.12	Registration Rights Agreement, dated as of November 21, 2017, among Avantor, Inc. (f/k/a Vail Holdco Corp) and the other parties named therein (incorporated by reference to Exhibit 10.10 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.13	Amendment to Registration Rights Agreement, dated as of March 15, 2018, between Avantor, Inc. and the other parties named therein (incorporated by reference to Exhibit 10.11 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.14	Avantor Funding, Inc. (f/k/a Avantor, Inc.) Equity Incentive Plan (as amended through September 28, 2016) (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

10.15	Form of Nonqualified Stock Option Agreement under the Avantor Funding, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.16	Avantor, Inc. (f/k/a Vail Holdco Corp) Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

10.17	Form of Nonqualified Stock Option Agreement under the Avantor, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.18	Nonqualified Stock Option Agreement Amendment, dated April 26, 2019, between Charles Kummeth and Avantor, Inc. (incorporated by reference to Exhibit 10.17 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on May 3, 2019 (File No. 333-229578)).

Exhibit No.	Description

10.19	Amended and Restated Employment Agreement, dated April 10, 2019, between Michael Stubblefield and Avantor, Inc. (f/k/a Vail Holdco Corp) (incorporated by reference to Exhibit 10.16 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.20	Employment Letter Agreement, dated October 5, 2018, between Thomas A. Szlosek and Avantor, Inc. (f/k/a Vail Holdco Corp) (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

10.21	Employment Letter Agreement, dated November 10, 2017, between Bjorn Hofman and Avantor, Inc. (f/k/a Vail Holdco Corp) (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on April 5, 2019 (File No. 333-229578)).

10.22	Amendment dated December 31, 2019 to nonqualified stock option agreement dated September 18, 2014 between Bjorn Hofman and Avantor, Inc. (f/k/a Vail Holdco Corp) (incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K, filed on February 14, 2020 (File No. 001-38912).

10.23	Amendment dated December 31, 2019 to nonqualified stock option agreement dated September 30, 2016 between Bjorn Hofman and Avantor, Inc. (f/k/a Vail Holdco Corp) (incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K, filed on February 14, 2020 (File No. 001-38912).

10.24	Amendment dated December 31, 2019 to nonqualified stock option agreement dated December 13, 2017 between Bjorn Hofman and Avantor, Inc. (f/k/a Vail Holdco Corp) (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K, filed on February 14, 2020 (File No. 001-38912).

10.25	Amended and Restated Employment Letter Agreement, dated April 2, 2019, between Gerard Brophy and VWR Management Services, LLC (incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed on April 10, 2019 (File No. 333-229578)).

10.26	Contract of Employment, dated June 29, 2018, between Frederic Vanderhaegen and VWR International GmbH (incorporated by reference to Exhibit 10.20 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.27	Addendum to Contract of Employment, dated April 10, 2019, between Frederic Vanderhaegen and VWR International GmbH (incorporated by reference to Exhibit 10.21 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.28

Amended and Restated Employment Letter Agreement, dated April 2, 2019, between Ashish Kulkarni and VWR International, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on April 29, 2020 (File No. 001-38912).

10.29	Employment Letter Agreement, dated November 10, 2017, between Devashish Ohri and Avantor Performance Materials India Limited (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed on April 29, 2020 (File No. 001-38912).

10.30	Form of Indemnification Agreement (between Avantor, Inc. and its directors and officers) (incorporated by reference to Exhibit 10.23 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.31	Avantor, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 21, 2019 (File No. 001-38912)).

Exhibit No.	Description

10.32	Form of Nonqualified Stock Option Agreement under the Avantor, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.33	Form of Restricted Stock Unit Agreement under the Avantor, Inc. 2019 Equity Incentive Plan (Employees) (incorporated by reference to Exhibit 10.26 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.34	Form of Restricted Stock Unit Agreement under the Avantor, Inc. 2019 Equity Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.27 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on April 25, 2019 (File No. 333-229578)).

10.35	Avantor, Inc. 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 21, 2019 (File No. 001-38912)).

10.36	Amendment No. 1 to the Avantor, Inc. 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 filed on November 14, 2019 (File No. 333-234704))

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed on February 14, 2020 (File No. 001-38912).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)

for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor Township, Pennsylvania, on May 18, 2020.

Avantor, Inc.

By:	/s/ Michael Stubblefield
Name:	Michael Stubblefield
Title:	President and Chief Executive Officer

Power of Attorney

The undersigned directors and officers of Avantor, Inc. hereby constitute and appoint Messrs. Thomas Szlosek, Justin Miller, Steven Eck and Scott Baker and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on May 18, 2020.

Signature	Capacity

/s/ Michael Stubblefield Michael Stubblefield	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas A. Szlosek Thomas A. Szlosek	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Steven Eck Steven Eck	Senior Vice President and Chief Accounting Officer

/s/ Rajiv Gupta Rajiv Gupta	Chairman of the Board

/s/ Juan Andres Juan Andres	Director

Signature	Capacity

/s/ Matthew Holt Matthew Holt	Director

/s/ Andre Moura Andre Moura	Director

/s/ Jo Natauri Jo Natauri	Director

/s/ Jonathan Peacock Jonathan Peacock	Director

/s/ Rakesh Sachdev Rakesh Sachdev	Director

/s/ Michael Severino Michael Severino	Director

/s/ Christi Shaw Christi Shaw	Director

/s/ Gregory Summe Gregory Summe	Director